Exhibit 99.2

Appraisal Of

Midland Manor Apartments

570 Derrick Avenue
Mendota, California

Effective Date: January 24, 2011

Report Date: March 12, 2011

Anand Kannan

Community Preservation Partners
17782 Sky Park Circle
Irvine, CA 92614

Lea & Company

10301 Placer Lane, Suite 100
Sacramento, California 95827
(916) 361-2509

3721 Wrightwood Drive
Studio City, California 91604
(818) 914-1892

13516 Frances Street
Omaha, Nebraska 68144
(402) 202-0771

Lea & Company
Affordable Housing Valuation & Consulting Solutions	Byron N. Lea, MAI Richard A. Ribacchi, MAI Robin S. Weck, MAI

March 12, 2011

Anand Kannan
Community Preservation Partners
17782 Sky Park Circle
Irvine, CA 92614

Re:	Appraisal of Midland Manor Apartments 570 Derrick Avenue Mendota, California

Dear Mr. Kannan:

We are pleased to present our findings with respect to the value of the above-referenced property, Midland Manor Apartments (Subject).  We performed a market study per California Tax Credit Allocation Committee (TCAC) requirements under separate cover; possession of that report is assumed, and is incorporated into this analysis.

We have provided value estimates described and defined below:

•	Market Value as restricted of the fee simple estate, subject to short-term leases of Midland Manor Apartments, as of January 24, 2011.
•	Hypothetical Market Value, Subject to Market (Conventional) Rents, of the fee simple estate of as of January 24, 2011
•
Prospective Market Value, subject to restricted rents, of the fee simple estate, as restricted, subject to short-term leases of Midland Manor Apartments, as of completion of renovation and stabilization July 2012.

•	Land Value as if vacant
•	Value of Interest Credit Subsidy
•	Insurable Value

10301 Placer Lane, #100 Sacramento, California 95827 (916) 361-6600 • (fax) (916) 361-2632	3721 Wrightwood Drive Studio City, California 91604 (818) 914-1892 • (fax) (818) 762-3906	13516 Frances Street Omaha, Nebraska 68144 (402) 202-0771 • (fax) (402) 939-0222

Cover Letter Page 2

The intended users of this report include Community Preservation Partners and its assigns.  USDA and TCAC are additional intended users relating to affordable housing applications.

This valuation engagement was conducted in accordance with the Code of Professional Ethics and Standards of Professional Appraisal Practice of the Appraisal Institute, which standards incorporate the Uniform Standards of Professional Appraisal Practice (USPAP). In accordance with these standards, we have reported our findings herein in a complete appraisal in summary report format, as defined by USPAP.

Our value conclusions were based on general economic conditions as they existed on the date of the analysis and did not include an estimate of the potential impact of any sudden or sharp rise or decline in general economic conditions from that date to the effective date of our report. Events or transactions that may have occurred subsequent to the effective date of our opinion have not been considered. We are not responsible to update or revise this report based on such subsequent events, although we would be pleased to discuss with you the need for revisions that may be occasioned as a result of changes that occur after the valuation date.

SPECIFIC ASSUMPTIONS AND LIMITING CONDITIONS

•
The terms of the subsidy programs are preliminary as of the appraisal’s effective date; therefore, any description of such terms is intended to reflect the current expectations and perceptions of market participants along with available factual data. The terms should be judged on the information available when the forecasts are made, not whether specific items in the forecasts or programs are realized. The program terms outlined in this report form the basis upon which the value estimates are made. Lea & Company cannot be held responsible for unforeseen events that alter the stated terms subsequent to the date of this report.

•
The value estimates reported herein are prepared using assumptions stated in this report which are based on the owner’s/developer’s plans to renovate the Subject. It is assumed good quality materials are utilized with construction techniques using good quality workmanship in a timely manner.

•
The valuation assumes the hypothetical condition that assumes market rents.  A hypothetical condition is that which is contrary to what exists but is supposed for the purpose of analysis.  The property is presently tenant income and rent restricted per USDA regulations.

•
The value estimates reported herein are prepared using assumptions stated in this report which rely upon information supplied by the Subject developer relating to the post renovation basic rents and that the development will receive Rental Assistance all of the units for the post renovation condition. We have relied upon 2011 budget information supplied to us. This information may change once application to USDA is processed, and it may impact values presented, and require re-evaluation.

Cover Letter Page 3

The following are our opinions of value:

Market Value as restricted rents of the fee simple estate, subject to short-term leases of Midland Manor Apartments, as of January 24, 2011.	$710,000
Hypothetical Market Value as conventional or unrestricted rents, of the fee simple estate, as of January 24, 2011	$1,420,000
Prospective Market Value, subject to restricted rents, of the fee simple estate, as encumbered, subject to short-term leases of Midland Manor Apartments as of completion of renovation and stabilization as of July 2012.	$1,170,000
Value of Land	$220,000
Insurable Value	$1,710,000
Value of USDA Interest Credit Subsidy	$780,000

We appreciate this opportunity to be of service. Please contact us if you have any comments or questions.

Respectfully submitted,

LEA & COMPANY

/s/ Byron N. Lea
Byron N. Lea, MAI

TABLE OF CONTENTS

EXECUTIVE SUMMARY	3
FACTUAL DESCRIPTION	5
REGIONAL AND LOCAL AREA ANALYSIS	8
PROJECT DESCRIPTION	35
HIGHEST AND BEST USE ANALYSIS	40
APPRAISAL METHODOLOGY	42
THE COST APPROACH	43
INCOME CAPITALIZATION APPROACH	47
INVESTMENT VALUE INTEREST CREDIT SUBSIDY USDA 515 LOAN FINANCING	76
SALES COMPARISON APPROACH	77
RECONCILIATION	84

ADDENDA

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EXECUTIVE SUMMARY

Property Description

Property Appraised:	Midland Manor Apartments are USDA multifamily senior rental development located at 570 Derrick Avenue in Mendota, Fresno County, California.

Legal Interest Appraised:	The property interest appraised is fee simple subject to any and all encumbrances, if applicable for each value estimate.

Size:	The parcel size is 2.57 acres or 111,925 square feet.

Zoning Classification:	The Subject’s site is zoned R-2. According to the Fresno County Planning Department, the R2 zone permits medium density multifamily developments. The subject is conforming use.

Subject Property
Description:
Midland Manor Apartments consists with a total of Seven (7) two-story wood frame apartment buildings with a combination of wood and stucco sided exteriors. The subject consists of 40-units. Presently one of the units is non-income producing as the unit is used as a managers unit. All of the units will be income-restricted, as per LIHTC guidelines, offered to senior households with income levels at 50 and 60 percent of the area median income (AMI) or less; currently 35 units are designated with USDA Rental Assistance.  The unit mix is detailed in the following table.

All of the units will receive USDA Rental Assistance subsidy post renovation.

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Highest and Best Use
“As Vacant”:
The highest and best use for the property “as vacant” would be to construct a multifamily residential complex with financial subsidies. Without subsidies, it would be to hold until the market rent supports construction.

Highest and Best Use
“As Improved”:
Planned renovations will extend the physical and economic life of the improvements, and permit continuation of providing affordable housing. As a result, the Subject’s highest and best use “as improved” is for renovation with LIHTC and USDA subsidy to fund renovations.

Inspection Date:	The Subject site and representative units were inspected on January 24, 2011.

Marketing Period:	Six – 12 Months.

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FACTUAL DESCRIPTION

Property Identification
Midland Manor Apartments are a USDA multifamily rental developments located at 570 Derrick Avenue in Mendota, Fresno County, California. All units will be subject to LIHTC rent restrictions post renovation. The USDA Rural Development rent and income restrictions. Thirty-five units presently have USDA Rental Assistance, which is planned to continue. The development is proposed for acquisition/ rehabilitation utilizing the LIHTC program. Post renovation, the Subject will continue to operate with the USDA Section 515 subsidy incorporated with LIHTC rent restrictions. Photos of the Subject have been included in the Addenda.

Intended Use and Intended Users of Appraisal
The intended users of this report include Community Preservation Partners and its affiliates and assigns.  USDA and TCAC are additional intended users associated with LIHTC and USDA affordable housing applications. It is our understanding the appraisal will be utilized for assistance with investment analysis decisions relating to the transfer and assumption.

Legal Description
Please see the Addenda.

Property Interest Appraised
The property interest appraised is the fee simple estate subject to any and all encumbrances, if applicable for each value estimate.

Market Value, Subject to Restricted Rents
According to the USDA Appraisal Guidelines for Transfer and Assumptions, the market value, subject to restricted rents, as the term is used by RHS, derived from the definition of market value above, is stated as follows.

Market value, subject to restricted rents: the most probable price which a property should bring in a competitive and open market under all conditions requisite to a fair sale, the buyer and seller each acting prudently and knowledgeably, and assuming the price is not affected by undue stimulus. Implicit in this definition is the consummation of a sale as of a specified date and the passing of title from seller to buyer under conditions whereby:

•	Buyer and seller are typically motivated;
•	Both parties are well informed or well advised, and acting in what they consider their best interests;
•	A reasonable time is allowed for exposure in the open market;
•	Payment is made in terms of cash in U.S. dollars or in terms of financial arrangements comparable thereto; and

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•	The price represents the normal consideration for the property sold unaffected by special or creative financing or sales concessions granted by anyone associated with the sale.1

It considers any rent limits, rent subsidies, expense abatements, or restrictive-use conditions imposed by any government or non-government financing sources but does not consider any favorable financing involved in the development of the property.

Insurable Value
According to the USDA Appraisal Guidelines for Transfer and Assumptions, the insurable value acceptable for use in Agency Multi-Family Housing appraisals is as follows: Insurable value: the value of the destructible portions of a property which determines the amount of insurance that may, or should, be carried to indemnify the insured in the event of loss. The estimate is based on replacement cost new of the physical improvements that are subject to loss from hazards, plus allowances for debris removal or demolition. It should reflect only direct (hard) construction costs, such as construction labor and materials, repair design, engineering, permit fees, and contractor’s profit, contingency, and overhead. It should not include indirect (soft) costs, such as administrative costs, professional fees, and financing costs.

The term “insurable cost” is sometimes used instead of the term insurable value because it is based strictly on a cost estimate, not a value concluded in an appraisal. However, the term insurable value is more commonly used.

Prospective Value
According to the USDA Appraisal Guidelines for Transfer and Assumptions, the term prospective value is defined by the 4th Edition of The Dictionary of Real Estate Appraisal as follows. “Prospective value: a forecast of the value expected at a specified future date. A prospective value opinion is most frequently sought in connection with real estate projects that are proposed, under construction, or under conversion to a new use, or those that have not achieved sellout or a stabilized level of long-term occupancy at the time the appraisal report is written.”

Date of Inspection and Effective Date of Appraisal
The Subject was last inspected and photographed on January 24, 2011. This shall be the effective date of the appraisal.

Compliance and Competency Provision
We are aware of the compliance and competency provisions of USPAP, and within our understanding of those provisions, this report complies with all mandatory requirements, and the authors of this report possess the education, knowledge, technical skills, and practical experience to complete this assignment competently, in conformance with the stated regulations.

 1 4th Edition of The Dictionary of Real Estate Appraisal.

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Scope of Appraisal
As part of this appraisal, we have completed the following steps to gather, confirm, and analyze the data.

•	Physically inspected the Subject and the surrounding neighborhood.
•	Collected factual information about the Subject and the surrounding market and confirmed that information with various sources.
•	Prepared a highest and best use analysis of the Subject site as though vacant and of the subject as improved.
•
Collected and confirmed market information needed to consider and develop all of the three traditional approaches to value, and the cost, sales comparison and income approaches to value were presented.

•	Prepared a complete appraisal in summary report format setting forth the conclusions derived in this analysis as well as information upon which the conclusions are based.

Unavailability of Information
In general, all information necessary to develop an estimate of value of the Subject property was available to the appraisers.

Ownership and History of Subject
Ownership of Midland Manor Apartments is vested in Midland Manor Associates, a California Limited Partnership.  We are aware of no transfers of sale of the site within the past three years. The developer proposes to renovate the Subject property and convert 100% of the units to the LIHTC Program per TCAC and IRS Section 42 restrictions. The developer plans to submit 2011 application to TCAC for subsidy in order to fund a portion of the renovation costs for the Subject. There is a reported purchase option for Midland Manor Apartments at $1,505,000, in the form of the assumption of the outstanding USDA 515 mortgage. Analysis of the transaction appears it is market oriented, and some consideration to unrestricted rents indications is apparent along with assumption of existing USDA favorable financing.

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REGIONAL AND LOCAL AREA ANALYSIS

The following discussion includes an analysis of the local economy. This section will present and analyze information regarding employment by industry, the major employers, and unemployment trends.  We obtained economic information from Nielsen, the Bureau of Labor Statistics, California Employment Development Department, and the city of Mendota, and Fresno County. These data sources are reliable and current sources.

The primary market area (PMA) for the Subject consists of an irregularly shaped portion of the county of Fresno and encompasses portions of the communities of Mendota, Firebaugh, Kerman and Tranquility.  All of these cities are small agricultural towns and are very similar in size and amenities offered. The primary market area boundaries are depicted in the map below.

The secondary market area (SMA) for the Subject consists of Fresno County. Maps outlining the PMA and SMA follow.

Primary Market Area Map

Oxalis
Oro Loma
Road 9
Borden
Avenue 12
Avenue 12
Trigo
Firebaugh Blvd
La Vina
Irrigosa
Gregg
MADERA
W Nees Ave
Firebaugh
Avenue 7 1/2
Ripperdan
Avenue 7
Herndon
Barstow
Biola
Raco
Benito
CALIFORNIA
Arbios
N Dickenson Ave
N Grantland Ave
Silver Creek Church
Mendota
San Joaquin
N Russell Ave
Ingle
Rolinda
W California Ave
Kerman
FRESNO
S James Rd
S Dickenson Ave
W Panoche Rd
W American Ave
S Henderson Rd
Murietta Farm
Tranquillity
Colorado Ave
Pilibos Ranch
S McMullin Grade
San Joaquin
W Manning Ave
Colorado Ave
Levis
W Kamm Ave
Helm
0 mi
5
10
15

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SMA

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MARKET AREA ECONOMY

Nationally the economy and housing market has softened due to lack of consumer confidence, a weakened lending climate resulting from the sub-prime lending fallout, increased inventory levels of new unsold homes and lots, and diminished demand. Significantly, foreclosures are increasing, which is associated with increases in adjustable loans that buyers obtained during the market peak periods.  The most prevalent type of employment in the area is in the agricultural, commercial and industrial sectors, and services, providing job opportunities to the Subject’s tenants. Poor economic conditions across most employment sectors are prevalent, and forecasts reflect weak conditions through 2011.

The following discussion includes an analysis of the local economy. This section will present and analyze information regarding employment by industry, the major employers, and unemployment trends. Information was provided, where available, for the Subject’s Primary Market Area (PMA).

We obtained economic information from Claritas, the Bureau of Labor Statistics, California Employment Development Department, and the Fresno County Community and Development. These data sources are reliable and current sources.

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Employment by Industry
The following chart illustrates the distribution of employment sectors by industry within the Fresno County during 2010.

The employment sectors correspond to 16.9 percent office and administrative support occupations and 8.9 percent in the sales and related occupation sectors.

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Major Employers
The major employers in Fresno County are illustrated in the following table.

Employment Expansion/Contractions and Trends
The following are employment trends Fresno County produced by the California Employment Development Department.

“The unemployment rate in the Fresno County was 17.2 percent in December 2010, up from a revised 16.9 percent in November 2010, and above the year-ago estimate of 16.6 percent. This compares with an unadjusted unemployment rate of 12.3 percent for California and 9.1 percent for the nation during the same period.”

Between November 2010 and December 2010, total wage and salary employment decreased by 200 jobs (down 0.1 percent) to total 326,100. Nonfarm employment dropped by 400 jobs (down 0.1 percent), while farm employment increased by 200 jobs (up 0.4 percent).

• Government recorded the largest month-over decrease, with a loss of 800 jobs. Local government contracted by 600 jobs and federal and state government fell by 100 jobs each.

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• Construction saw a cutback of 300 jobs. Specialty trade contractors declined by 200 jobs and general and heavy construction dipped by 100 jobs.

• Trade, transportation, and utilities recorded the largest month-over gain, adding 400 jobs. The entire gain was in retail trade.

Between December 2009 and December 2010, total wage and salary employment declined by 500 jobs (down 0.2 percent). Nonfarm employment dropped by 1,500 jobs (down 0.5 percent), while farm employment increased by 1,000 jobs (up 2.3 percent).

• Government recorded the largest year-over decrease with a loss of 2,500 jobs. The job losses in local government (down 2,000 jobs) and federal government (down 1,300 jobs) was offset by a gain of 800 jobs in state government.

• Construction posted a net loss of 700 jobs. General and heavy construction accounted for 71 percent of the decline.

• Educational and health services reported the largest year-over increase in nonfarm employment with the addition of 700 jobs.

• Major industries that edged up by 400 jobs each included professional and business services and other services.

Unemployment Trends
The table below illustrates the total workforce, total unemployed, and unemployment rate for Fresno County and the state of California.

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The unemployment rate in the county has fluctuated between 8.0 and 17.2 percent over the past decade.  Fresno County’s lowest unemployment rate over the past ten years occurred in 2006, when it was 8.0 percent.  Unemployment decreased annually from 14.3 percent in 1998 to 10.7 percent in 2001.  Between 2002 and 2003, unemployment rates began to increase annually, peaking at 11.8 percent during 2003.  The County’s unemployment rate increased from 8.5 percent in 2007 to 17.2 percent in 2010.

Below we have compared the county, state, and national unemployment rates over the past 24 months.

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Employment Trends in Relation to the Subject

Employment levels in the PMA are forecast to continue to increase. The most prevalent type of employment in the area is in the farming and service sectors.  Unemployment levels nationally have increased due to the current economic downturn.  The Mendota area is anticipated to fare similar to California and national levels until the economy recovers.  Most economic forecasts reflect ongoing difficult times; however with some recovery anticipated beginning in 2010 and into 2011.

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WAGES BY OCCUPATION

Wages By Occupation - Fresno County, CA 1st Quarter 2010			
Occupational Title	**Number of Employees**	**Average Hourly Wage**	**Average Annual Wage**
Total all occupations	323,470	$19.68	$40,932
Management Occupations	13,140	$45.63	$94,921
Business and Financial Operations Occupations	13,170	$27.72	$57,667
Computer and Mathematical Occupations	2,590	$30.65	$63,759
Architecture and Engineering Occupations	3,560	$36.24	$75,380
Life, Physical, and Social Science Occupations	2,820	$27.12	$56,410
Community and Social Services Occupations	4,480	$23.47	$48,819
Legal Occupations	2,030	$41.88	$87,112
Education, Training, and Library Occupations	26,680	$26.97	$56,091
Arts, Design, Entertainment, Sports, and Media Occupations	3,360	$21.08	$43,849
Healthcare Practitioners and Technical Occupations	15,030	$41.28	$85,854
Healthcare Support Occupations	8,940	$13.41	$27,880
Protective Service Occupations	9,250	$23.26	$48,369
Food Preparation and Serving-Related Occupations	25,600	$10.17	$21,139
Building and Grounds Cleaning and Maintenance Occupations	7,740	$12.55	$26,093
Personal Care and Service Occupations	5,910	$12.98	$26,996
Sales and Related Occupations	28,690	$16.47	$34,267
Office and Administrative Support Occupations	54,580	$15.92	$33,106
Farming, Fishing, and Forestry Occupations	27,870	$9.27	$19,276
Construction and Extraction Occupations	13,580	$21.54	$44,807
Installation, Maintenance, and Repair Occupations	12,350	$20.32	$42,265
Production Occupations	19,830	$13.74	$28,571
Transportation and Material Moving Occupations	22,290	$15.05	$31,303

The data presented in the previous table depicts the wages in Fresno County, and is representative of wages earned in the PMA.  The chart shows average hourly and annual wages by employment classification.  The classification with the lowest average hourly wage was food preparation and serving-related occupations at $10.17 per hour.  The highest average hourly wage of $45.63 was Management occupations.

The qualifying incomes for the Subject’s tenants will range from $18,990 to $36,540.  Utilizing the average wage rate of food preparation occupations of $10.17 per hour at 2,080 annual hours equates to an annual wage of $21,154.  The upper end of the qualifying income at $36,540 corresponds to an approximate hourly wage rate of $17.57.  It is important to note that many positions represent part-time employment, and the starting rates are typically lower than mean wage rates.  With the recent economic downturn, we can anticipate the hourly wage rates to remain constant and possibly decrease which creates more household pressures to obtain affordable housing.

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Commuting Patterns

The chart below shows the travel time to work for the PMA according to Claritas data.

As shown above, the average travel time for individuals in the PMA is 26.71 minutes. However, more than 60 percent of persons in the PMA have a commute time of les than 30 minutes, indicating many of the persons in the PMA commute to larger communities for employment.

Conclusion

The PMA includes numerous employment options for area residents, many of which are in the healthcare and food processing sectors.  The Subject’s location allows tenants to commute within a modest distance to the employment opportunities of various skill levels in the Fresno County area.  The area has experienced relatively high unemployment rates; however unemployment levels nationally have increased due to the current economic downturn.  The Mendota area is anticipated to fare similar to California and national levels until the economy recovers. However, it should be noted that the construction of a new solar farm may help with job growth within the area.

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POPULATION, HOUSEHOLD & INCOME TRENDS

In this section, we present population, household and income trends in the PMA and SMA.  All information is provided to us by Claritas, which is a national proprietary data provider. Some tables reflect rounding from the data provided, however, it is nominal.

According to the project’s sponsor, the estimated date of market entry for the Subject will be the July 2012. All estimates have been projected to that date. The data is presented for both the primary market area and the county in which the Subject development is located.

Population Trends

Total Population
The chart below illustrates total population in the PMA from 1990 through 2015, as well as the projected population at the date of market entry.

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The population within the Subject’s PMA and SMA increased between 2000 and 2010 and are projected to continue to increase through 2015.  Similar to the PMA, the SMA is also considered an area of growth, which is a positive indicator for the need of additional affordable housing units.  Further, the senior population within the PMA also expected to increase between 2010 and 2015.

Total Senior Population
The Subject is an age-restricted development.  The charts below illustrate total senior (65+) population in the PMA from 2000 through 2015, as well as the projected population at the date of market entry.

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Senior population within the PMA has continuously grown from 2000 to 2010 and is expected to continue to grow thru 2015.  At the time of market entry, estimated total senior population within the PMA is forecast to be 3,249.  Within the SMA, senior population is forecast to be 101,586 at the time of market entry.

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Population by Age Group

The tables below illustrate population by age group in the PMA and SMA from 2000 through 2015.  This includes the projected population at the date of market entry.

In the PMA, population appears to be the greatest in the 25 to 34 year age group during 2010, followed by the 35 to 44 year age group.  The largest age groups at the market entry through 2015 are also the 25 to 34 and 35 to 44 year age groups.

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Number of Elderly and Non-elderly
The table below is an illustration of the elderly and non-elderly population.

As illustrated in the table above, within the PMA, population is greatest in the non-elderly population, those aged 64 or under.  At the time of market entry, the elderly population will comprise approximately 7.7 percent of the total population versus 7.3 percent in 2010.  Comparatively, within the SMA, the elderly population comprised 10 percent of total population in 2010.

Household Trends

Total Number of Households
The charts below illustrate the total number of households in the PMA and SMA, and also a chart of the total number of senior households in the PMA.

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Similar to the growth in population in both the PMA and SMA, growth in the number of households is expected to increase between 2010 and 2015, indicating the PMA and SMA are areas of growth.  As the population and the number of households increase, there will be a larger number of lower-income people needing affordable housing choices.

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Total Number of Senior Households (65+)
The charts below illustrate the total number of senior households (65+) in the PMA and SMA.

For the time of market entry, we estimate total number of senior households (65+) to be 1,756 in the PMA and 58,156 in the SMA.  Senior households are expected to increase from 1,627 in 2010 to 1,756 at the time of market entry and 1,877 in 2015. Similarly, senior households in the SMA are expected to increase from 54,519 in 2010 to 58,156 at the time of market entry and 61,559 in 2015.

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Household by Tenure
The table below illustrates total households by tenure for the total population in the PMA and SMA.

As indicated, the total number of renter-occupied housing units within the PMA during 2010 is 51.6 percent of total households.  This number is projected to increase to 52.1 percent by 2015.  Comparatively, the total number of renter-occupied households within the SMA during 2010 is the same at 45.8 percent.

Senior Household by Tenure
The table below illustrates total senior households by tenure for the total population in the PMA and SMA.

As indicated, the total number of senior renter-occupied housing units within the PMA during 2010 is 31.9 percent of total households.  This number is projected to remain constant through 2015.  Comparatively, the total number of renter-occupied households within the SMA during 2010 is slightly lower, at 25.6 percent.

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Average Household Size
The table below illustrates average household size.

As illustrated in the above table, average household size in 2010 is 4 persons per household.  It is projected to continue to decrease to 4.03 persons per household at the time of market entry.  Comparison to the SMA average household size of 3.16 indicates a slightly smaller average household size in the PMA than the SMA.

Renter Households by Number of Persons in the Household
The following tables show household size by renter tenure.

Renter Households by Number of Persons - PMA								
	2000		2010		Market Entry July 2012		2015	
	Number	Percentage	Number	Percentage	Number	Percentage	Number	Percentage
With 1 Person	421	11.5%	570	11.1%	599	11.1%	627	11.0%
With 2 Persons	710	19.4%	962	18.8%	1,008	18.6%	1,052	18.5%
With 3 Persons	583	16.0%	803	15.7%	848	15.7%	889	15.6%
With 4 Persons	680	18.6%	928	18.1%	976	18.0%	1,020	17.9%
With 5 Persons	545	14.9%	761	14.9%	806	14.9%	848	14.9%
With 6 Persons	322	8.8%	482	9.4%	515	9.5%	546	9.6%
With 7+ Persons	394	10.8%	609	11.9%	659	12.2%	707	12.4%
Total Renter Households	3,656	100.0%	5,115	100.0%	5,410	100.0%	5,689	100.0%

Renter Households by Number of Persons -SMA								
	2000		2010		Market Entry July 2012		2015	
	Number	Percentage	Number	Percentage	Number	Percentage	Number	Percentage
With 1 Person	22,687	20.6%	26,194	19.8%	26,367	19.6%	26,489	19.5%
With 2 Persons	30,559	27.7%	36,034	27.2%	36,246	27.0%	36,391	26.8%
With 3 Persons	18,024	16.4%	21,598	16.3%	22,477	16.7%	22,728	16.8%
With 4 Persons	17,136	15.6%	20,913	15.8%	21,121	15.7%	21,280	15.7%
With 5 Persons	10,439	9.5%	13,026	9.8%	13,222	9.8%	13,380	9.9%
With 6 Persons	5,327	4.8%	6,865	5.2%	7,033	5.2%	7,173	5.3%
With 7+ Persons	5,972	5.4%	7,708	5.8%	7,931	5.9%	8,119	6.0%
Total Renter Households	110,145	100.0%	132,339	100.0%	134,396	100.0%	135,561	100.0%

As illustrated in the table above, the largest category of renter households of PMA households have two persons.  The Subject will accommodate households consisting of one to two persons.

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At the date of market entry the Subject will be able to accommodate approximately 66.0 percent of the households within the PMA.

Conclusion
The PMA is comprised of 51.6 percent of renter households and 31.9 percent of senior renter households, reflecting the urban nature of the area.  Demand for multifamily rental units in the PMA is expected to come from natural population growth as well as renter turnover within the SMA.

The number of households is expected to increase in the PMA from 2010 through 2015.  As the total population and number of households continue to grow, the demand for housing units will continue to increase.  The demographics presented above provide support that there is a strong renter population within the PMA.  As rental prices continue to increase, there will be a greater need for affordable housing units.  These factors support current and future demand for the proposed Subject.

INCOME TRENDS

Assumptions of Income Projections
Our demographics data is obtained from Claritas, a national data provider.  Data estimates and projections are based on the 2000 census.  Household income by household size and renter tenure are provided per TCAC market study guidelines.  Estimation of household income by household size and renter tenure is allocated based upon occupied renter percentage in the PMA and SMA.

Applying these assumptions in the demand estimate may underestimate the number of income qualified renter households within the PMA since households with lower income levels are more likely to be renters.  Therefore, the estimated percentage of renters within the lower income brackets may be higher than illustrated.

Household Income Distribution
The following tables illustrate household income distribution in 2010, 2015 and estimated at the projected date of market entry for both the PMA and SMA.

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Household Income Distribution - PMA						
	2010		Market Entry July 2012		2015	
Income Cohort	Number	Percentage	Number	Percentage	Number	Percentage
Income Less than $15,000	1,761	17.8%	1,759	16.9%	1,758	16.1%
Income $15,000 - $24,999	1,479	14.9%	1,452	13.9%	1,426	13.1%
Income $25,000 - $34,999	1,462	14.8%	1,481	14.2%	1,499	13.7%
Income $35,000 - $49,999	1,813	18.3%	1,898	18.2%	1,977	18.1%
Income $50,000 - $74,999	1,613	16.3%	1,770	17.0%	1,916	17.5%
Income $75,000 - $99,999	917	9.3%	971	9.3%	1,021	9.3%
Income $100,000 - $124,999	387	3.9%	497	4.8%	599	5.5%
Income $125,000 - $149,999	207	2.1%	254	2.4%	297	2.7%
Income $150,000 - $199,999	154	1.6%	198	1.9%	239	2.2%
Income $200,000 - $499,999	88	0.9%	120	1.1%	149	1.4%
Income $500,000 or more	28	0.3%	35	0.3%	41	0.4%
Total	**9,909**	**100%**	**10,432**	**100%**	**10,922**	**100%**

Household Income Distribution - SMA						
	2010		Market Entry July 2012		2015	
Income Cohort	Number	Percentage	Number	Percentage	Number	Percentage
Income Less than $15,000	41,509	14.3%	40,895	13.6%	40,321	13.0%
Income $15,000 - $24,999	34,565	11.9%	33,726	11.2%	32,941	10.6%
Income $25,000 - $34,999	34,521	11.9%	34,283	11.4%	34,060	10.9%
Income $35,000 - $49,999	45,236	15.6%	46,046	15.3%	46,804	15.0%
Income $50,000 - $74,999	52,690	18.2%	54,422	18.1%	56,043	18.0%
Income $75,000 - $99,999	33,918	11.7%	35,501	11.8%	36,982	11.9%
Income $100,000 - $124,999	17,695	6.1%	20,693	6.9%	23,498	7.5%
Income $125,000 - $149,999	11,181	3.9%	12,659	4.2%	14,042	4.5%
Income $150,000 - $199,999	10,380	3.6%	12,034	4.0%	13,581	4.4%
Income $200,000 - $499,999	6,897	2.4%	8,840	2.9%	10,658	3.4%
Income $500,000 or more	1,551	0.5%	1,977	0.7%	2,375	0.8%
Total	**290,143**	**100%**	**301,077**	**100%**	**311,305**	**100%**

Senior Household Income Distribution
The following tables illustrate household income distribution in 2010, 2015 and estimated at the projected date of market entry for PMA.

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Renter Household Income Distribution
The following tables illustrate the household income distribution and the household income distribution, adjusted for tenure.  Renter households comprise 31.9 percent of total households in the PMA and 25.6 in the SMA.

Renter Household Income Distribution - PMA						
Income Cohort	2010		Market Entry July 2012		2015	
	Number	Percentage	Number	Percentage	Number	Percentage
Income Less than $15,000	909	17.8%	912	16.9%	916	16.1%
Income $15,000 - $24,999	763	14.9%	753	13.9%	743	13.1%
Income $25,000 - $34,999	755	14.8%	768	14.2%	781	13.7%
Income $35,000 - $49,999	936	18.3%	984	18.2%	1,030	18.1%
Income $50,000 - $74,999	833	16.3%	918	17.0%	998	17.5%
Income $75,000 - $99,999	473	9.3%	504	9.3%	532	9.3%
Income $100,000 - $124,999	200	3.9%	258	4.8%	312	5.5%
Income $125,000 - $149,999	107	2.1%	132	2.4%	155	2.7%
Income $150,000 - $199,999	79	1.6%	103	1.9%	124	2.2%
Income $200,000 - $499,999	45	0.9%	62	1.1%	78	1.4%
Income $500,000 or more	14	0.3%	18	0.3%	21	0.4%
Total	**5,115**	**100%**	**5,411**	**100%**	**5,688**	**100.0%**

Renter Household Income Distribution - SMA						
Income Cohort	2010		Market Entry July 2012		2015	
	Number	Percentage	Number	Percentage	Number	Percentage
Income Less than $15,000	19,014	14.3%	18,759	13.6%	18,520	13.0%
Income $15,000 - $24,999	15,833	11.9%	15,470	11.2%	15,131	10.6%
Income $25,000 - $34,999	15,813	11.9%	15,726	11.4%	15,645	10.9%
Income $35,000 - $49,999	20,721	15.6%	21,123	15.3%	21,498	15.0%
Income $50,000 - $74,999	24,135	18.2%	24,965	18.1%	25,742	18.0%
Income $75,000 - $99,999	15,537	11.7%	16,286	11.8%	16,987	11.9%
Income $100,000 - $124,999	8,105	6.1%	9,494	6.9%	10,793	7.5%
Income $125,000 - $149,999	5,122	3.9%	5,808	4.2%	6,450	4.5%
Income $150,000 - $199,999	4,755	3.6%	5,521	4.0%	6,238	4.4%
Income $200,000 - $499,999	3,159	2.4%	4,056	2.9%	4,895	3.4%
Income $500,000 or more	710	0.5%	907	0.7%	1,091	0.8%
Total	**132,904**	**100%**	**138,115**	**100%**	**142,990**	**100.0%**

As discussed, the previous table illustrates household income distribution extrapolated to reflect renter households.  The percentage of renter occupied households was applied to the total number of households in each income level.

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Senior Renter Household Income Distribution
The following tables illustrate the senior household income distribution and the household income distribution, adjusted for tenure.  Senior renter households comprise 15.6 percent of total households in the PMA.

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Renter Household Income Distribution by Household Size
The following tables illustrate renter household income distribution by household size.

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Conclusion
The preceding tables stratify aggregate household income, renter household income, and renter household income by household size for the PMA and SMA for 2010, projected market entry, and 2015 forecast.  The Demand Estimate section following utilizes this data in quantification of appropriate income qualified renter households adjusted by household size.

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NEIGHBORHOOD DESCRIPTION

The properties are located at 570 Derrick Avenue in the City of Mendota, Fresno County, California. The immediate neighborhood consists of a mix of single family and multi-family homes in average condition.

Location Maps:

Mendota Airport
Divisadero St
2nd St
J St
4th St
N Kate St
I St
K St
L St
Black Ave
Sorensen Ave
Oller St
3rd St
Quince St
Rio Frio St
Naples St
Juanita St
Inez St
6th St
7th St
8th St
Lolita St
Marie St
Smoot St
33
Straw St
Tuft St
Pucheu St
Mendota
180
10th St
11th St
9th St
Peach Ave
Derrick Ave
Tule St
Stamoules St
Jennings St
W Belmont Ave
J1
W Whitesbridge Rd
Belmont Ave
0 mi
0.2
0.4
0.6
0.8

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Locational Amenities & Map

Perez St
Santa Fe Grade
Bass Ave
2nd St
J St
4th St
I St
K St
J St
L St
L St
2nd St
Sorensen Ave
Naples St
Divisadero St
Oller St
3rd St
4th St
5th St
6th St
Juanita St
Kate St
Airport Blvd
Lolita St
Marie St
Mendota Airport
Smoot St
33
Mendota
Tuft St
1.00 mi
0.500 mi
6th St
7th St
Pucheu St
Stamoules St
8th St
Tule St
9th St
10th St
Derrick Ave
180
Jennings St
Belmont Ave
J1
W Belmont Ave
N Ohio Ave
N Derrick Ave
N San Benito Ave
0 mi
0.2
0.4
0.6
0.8
1

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PROJECT DESCRIPTION

Our description of the Subject is based upon information provided by the developer and our property inspection.  We assume the information supplied is accurate.

Development Name:	Midland Manor Apartments (Subject).

Existing Improvements:
The subject is an existing 40 unit apartment complex consisting of 7 wood framed two story apartment buildings. The project offers a total of 40 one-bedroom units. One of the units is used as a mangers unit. The property also offers on-site parking, a community room, and a central laundry facility.

Topography:	The site exhibits level topography.

Size:	The site size is 2.57 acres or 111,925 square feet.

Vegetation:	The site has an abundance of mature shrubs, trees and lawn areas.

Proximity to Adverse
Conditions:	At this time, we are unaware of any detrimental influences that would impact the value of the Subject.

Drainage:	Appears adequate, however no specific tests were performed.

Soil and Subsoil Conditions:	We were not provided with soil surveys.

Environmental:	We were not provided with an environmental assessment report. We did not observe any obvious environmental hazards during our site inspection. However, we are not experts within this field.

Access and Traffic Flow:
The Subject property is located on the west side of Derrick Avenue, which is a two-lane street traversing north/south.  Derrick Avenue Street provides access to Oller Street to the north.  Oller Street Avenue provides access to State Route 180.  Highway 180 is a two lane commercial corridor which traverses east/west and provides access Highway 99 to the west approximately 9 Miles and other areas in Fresno County including Kerman, and Fresno. Derrick Avenue turns into State Route 33. State Route 33 provides access to the communities of Firebaugh and Dos Palos.

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Visibility/Views:	The site has good visibility from Derrick Avenue. Views surrounding the Subject consist of mulit-family and single family homes and the grocery store located to the south.

Zoning:	The Subject’s site is currently zoned R2.

Flood Zone Info:	The Subject’s site is located in zone X. Zone X is an area located outside the 100 and 500 year flood plain. Community panel number 060051-1444H.

Contiguous Land Use and Zoning:	The surrounding zoning uses are listed below:

North: Multi-family
South: Commercial
East: Single-Family
West: Single-Family

Photographs:	Subject photos are included in the Addenda.

Improvements Characteristics

Midland Manor Apartments was constructed in 1990. Construction is wood frame apartment buildings with a combination of stucco and wood sided exteriors, concrete slab foundations, and composition roofs.

Unit Mix:
The unit mix consists of a total of 40 one-bedroom units.  One of the units is used as a managers unit. All of the units will be subject to LIHTC restricted rents and continue USDA rental subsidy. 35 of the subjects 40 units have USDA rental assistance. The unit mix is detailed in the following table.

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Current Occupancy/Waiting List:	Midland Manor Apartments is currently 100% occupied. The manager informed us that the property maintains a low vacancy rate.

Target Population and
Occupancy Type:
The Subject is an existing senior USDA RD development.  Qualifying incomes will be based upon 50% and 60% of income AMI level and maximum LIHTC allowable rents.  All of the units are affordable units targeted to senior income-qualified households ranging in size from one to two persons, with incomes ranging from $12,672 to $27,060.

New Construction or
Rehabilitation:	The subject will be an acquisition/renovation.

Date of Construction:	Midland Manor Apartments was original built in 1990. The developer’s projected date of market entry post renovation is July 2012.

Unit Amenities:
The Subject’s unit amenities include central air conditioning, blinds and carpeting in all bedrooms and living rooms, vinyl floor coverings in kitchen and bathrooms, and emergency pull-cords. Appliances include a stove, refrigerator, garbage disposal.

Development Amenities:	The Subject’s development amenities include off-street parking, onsite management, laundry facilities, and a community room.

Parking:	Parking is off-street surface parking with 62 parking spaces availible and is considered adequate.

Site & Floor Plans	We have reviewed the site and floor plans provided to us by the property manager.

Utility Structure:
The rent includes water/sewer, and trash expenses. Tenants are responsible for their unit’s electric and gas expenses. Heating, cooking and hot water heating are gas. The USDA utility allowance is property specific.

Remaining
Economic Life:
The Subject’s physical life and economic life appear less than its physical age.  The planned renovations will cure any deferred maintenance, and extend the physical and economic life of the improvements.  We estimate a remaining economic useful life of the improvements post renovation to be 50 years as a result of a combination of planned renovations and reserves for replacements in the latter years of the life cycle of the improvements.

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Proposed Construction

Details:	The scope of planned capital improvements is approximately $20,000 per unit. The renovations will include the following:

-parking lot asphalt work and concrete
-pedestrian concrete work
-drainage work to address parking lot ponding issues
-landscaping
-extensive accessible flatwork
-T1-11 and stucco repair
-exterior paint
-window replacements
-common areas to be made accessible
-new bathroom ventilation
-new GFCI’s throughout complex
-smoke detectors
-cabinetry and countertops
-plumbing fixtures
-flooring
-refrigerators and stoves
-2 fully complaint accessible units

Conclusion:
The Subject is an affordable multifamily apartment community located in Mendota, California.  The “As Is” condition of the Subject is considered to be average.  Upon completion of the renovation, we anticipate the finished product of the Subject will be equal or superior to the quality of the existing multifamily housing stock in the market area.  The Subject will continue to operate with the USDA Section 515 subsidy incorporated with LIHTC rent restrictions.  The Subject will not suffer from deferred maintenance, functional obsolescence or physical obsolescence upon renovation.

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Assessment Value and Taxes
The following real estate tax estimate is based upon our interviews with local assessment officials, either in person or via telephone. We do not warrant its accuracy. It is our best understanding of the current system as reported by local authorities. Currently, the assessment of affordable housing properties is a matter of intense debate and in many jurisdictions pending legal action. The issue often surrounds how the intangible value or restricted rents are represented. We cannot issue a legal opinion as to how the taxing authority will assess the Subject. We advise the client to obtain legal counsel to provide advice as to the most likely outcome of a possible reassessment.

A limited value is also assigned to each individual property and is taxed using a primary tax rate. According to the Fresno County Assessor’s Office, the Subject has been assigned the following Appraisal Parcel Number: 012-190-34. The current limited tax rate for the Subject’s appraised value is 1.098232 per $100 of assessed value.

Reasonable Assessment and Taxes
The 2010-2011 tax bill for the subject is $12,734.42, or $318.36 per unit. The historical property tax expense has averaged $307 per unit, per year over the past three years. The appraiser will rely upon the property tax indication provided by the Fresno County Assessor’s Office. Reassessment is considered in the as is unrestricted rents analysis.  The post renovation indication reflects tax exempt status due to non-profit ownership vesting.

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HIGHEST AND BEST USE ANALYSIS

Highest and Best Use may be defined as that legal use which will yield the highest net present value to the land, or that land use which may reasonably be expected to produce the greatest net return over a given period of time.

Investors continually attempt to maximize profits on invested capital. The observations of investor activities in the area are an indication of that use which can be expected to produce the greatest net return to the land. The principle of conformity holds, in part, that conformity in use is usually a highly desirable adjunct of real property, since it creates and/or maintains maximum value, and it is maximum value which affords the owner maximum returns.

The Dictionary of Real Estate Appraisal, (Fourth Edition, 2002), published by the Appraisal Institute, defines highest and best use as:

"The reasonably probable and legal use of vacant land or an improved property, which is physically possible, appropriately supported, financially feasible, and that results in the highest value. The four criteria the highest and best use must meet are legal permissibility, physical possibility, financial feasibility, and maximum profitability. That reasonable and probable use that will support the highest present value of vacant land or improved property as defined as of the date of the appraisal."

It is to be recognized that in cases where a site has existing improvements on it, the highest and best use may very well be determined to be different from the existing use. The existing use will continue, however, unless and until land value in its highest and best use exceeds the total value of the property in its existing use. Implied in this definition is that the determination of highest and best use takes into account the contribution of a specific use to the community and community development goals as well as the benefits of that use to individual property owners. The principle of Highest and Best Use may be applied to the site if vacant and to the site as it is improved.

The Highest and Best Use determination is a function of neighborhood land use trends, property size, shape, zoning, and other physical factors, as well as the market environment in which the property must compete. In arriving at the estimate of highest and best use, the Subject site is analyzed as is, vacant and available for development and as it is planned.

Four tests are typically used to determine the highest and best use of a particular property. Thus, the following areas are addressed.

1.	Physically Possible: The uses to which it is physically possible to put on the site in question.

2.	Legally Permissible: The uses that are permitted by zoning and deed restrictions on the site in question.

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3.	Feasible Use: The possible and permissible uses that will produce any net return to the owner of the site.

4.	Maximally Productive: Among the feasible uses, the use that will produce the highest net return or the highest present worth.

Highest and Best Use As Vacant

Physically Possible
The Subject’s sites together contain approximately 2.57 acres, and are generally rectangular in shape. It has good accessibility. The site is considered adequate for a variety of legally permissible uses.

Legally Permissible
The site is zoned R2. As a multiple-family dwelling, the Subject represents a legal and conforming use.

Financially Feasible
The cost of the land limits those uses that are financially feasible for the site. Any use of the Subject site that provides a financial return to the land in excess of the cost of the land is those uses that are financially feasible.

Maximally Productive
Current construction costs exceed financial returns required for most new market rate multifamily development in this area, and indicate the lack of feasibility of the project without some type of subsidy. With the tax credit subsidy, the value of the project supports feasibility. Based upon our analysis, new construction of multifamily housing is financially feasible with the tax subsidy. Therefore, the maximally productive use of this site as if vacant would be to construct a multifamily residential complex using tax credit equity, favorable financing, or other gap subsidies.

Conclusion Highest and Best Use “As Vacant”
The highest and best use for the property “as vacant” would be to construct a multifamily residential complex with financial subsidies. Without subsidies, it would be to hold until the market rent supports construction.

Highest and Best Use “As Improved”
The Subject is an existing multifamily development. Planned renovations will extend the physical and economic life of the improvements, and permit continuation of providing affordable housing. As a result, the Subject’s highest and best use “as improved” is for renovation with LIHTC and USDA subsidy to fund renovations.

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APPRAISAL METHODOLOGY

The valuation process begins with an estimate of the highest and best use of the Subject property considered as though vacant, and as improved. Once determined the property is then valued according to its highest and best use. Contemporary appraisers usually gather and process data according to the discipline of the three approaches to value.

The cost approach consists of a summation of land value (as though vacant) and the cost to reproduce or replace the improvements, less appropriate deductions for depreciation. Reproduction cost is the cost to construct a replica of the Subject improvements. Replacement cost is the cost to construct improvements having equal utility.

The sales comparison approach involves a comparison of the appraised property with similar properties that have sold recently. When properties are not directly comparable, sale prices may be broken down into units of comparison, which are then applied to the Subject for an indication of its likely selling price.

The income capitalization approach involves an analysis of the investment characteristics of the property under valuation. The earnings' potential of the property is carefully estimated and converted into an estimate of the property's market value.

Applicability to the Subject Property

The cost approach consists of a summation of land value (as though vacant) and the cost to replace the improvements, less appropriate deductions for depreciation. Replacement cost is the cost to construct improvements having equal utility. This valuation technique is not typically undertaken for properties of similar vintage since we do not anticipate the approach yields a reliable indication of value for the Subject property. This is primarily attributable to the age and condition of the improvements, and the attendant difficulty in accurately estimating accrued physical depreciation as well as the lack of recent multi-family land sales in the Subject’s market area. Moreover, apartment purchasers do not typically use cost principles in pricing properties of the Subject’s age. However, the Cost Approach has been presented in this report because of specific USDA requirements.

In the sales comparison approach, appraisers estimate the value of a property by comparing it with similar, recently sold properties in surrounding or competing areas. Inherent in this approach is the principle of substitution, which holds that when a property is replaceable in the market, its value tends to be set at the cost of acquiring an equally desirable substitute property, assuming that no costly delay is encountered in making the substitution. There is very limited improved sales data available locally, however, we have utilized regionally located multifamily sales with an EGIM basis of comparison.

The income capitalization approach requires an estimation of the anticipated economic benefits of ownership, gross and net incomes, and capitalization of these estimates into an indication of value using investor yield or return requirements. Yield requirements reflect the expectations of investors in terms of property performance, risk and alternative investment possibilities. The Subject is an income producing property and this is considered to be the best method of valuation. A direct capitalization technique is utilized.

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THE COST APPROACH

The employment of the Cost Approach in the valuation process is based on the principle of substitution.

Land Valuation

To arrive at an opinion of land value for the Subject site, we have researched and analyzed sales of comparable sites in the competitive area. In performing the market valuation, an extensive search for recent transfers of land zoned for multifamily development within the Mendota area was made. However, there were a very limited number of transactions over the last few years.  Therefore both the search area and sale time period analyzed were expanded. The table above illustrated the land sales we utilized. We have estimated land value utilizing a price per unit analysis.

Each of the sales were purchased with the intent to build affordable multifamily developments.  All of the sales are considered to be in superior market areas when compared to Mendota. Overall, the sales provide a range from $9,375 to $12,650 per unit. Consistently over the past several years, market conditions for land have demonstrated decreasing prices, supporting downward adjustments.   It should also should be noted that the current listing is located down the street from the subject.

Considering the sale comparables after adjustments, an indication of $5,500 per unit is appropriate for a total land value of $220,000.

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Direct Costs
Direct costs include construction costs, landscaping costs, and site improvement costs. Direct costs for the Subject based upon Marshall Valuation Service average quality multiple residences are shown in the following chart.

Indirect Costs
Indirect costs must be added to the direct costs to arrive at a total cost new estimate. Indirect costs include construction loan fees (including interest on the property during construction, appraisal fees, points, etc.), and taxes on the land during the construction period. We have estimated indirect costs at 20 percent of direct costs.

Developer’s Profit and Overhead
Entrepreneurial profit is accounted for as an indirect cost. If the Cost Approach is to provide a reliable indication of value, the appraiser must add to the cost a figure that represents the entrepreneurial or developer’s profit that is reflected in the market. It is a return to the investor based on his entrepreneurial skills and abilities.

An investor in real property, especially a developer, gives up a certain amount of liquidity in development, and his risk is based upon his past experience in the field, his forecasting ability with respect to the real estate/business cycle, his expertise in management, and timing. These items are somewhat speculative and tend to be within a fairly wide profit range, depending upon a combination of the preceding items.

Essentially, entrepreneurial profit is a market-derived figure that reflects the amount that the entrepreneur, or developer, expects to receive in addition to costs. Depending on market practice, this type of profit may be measured as a percentage of (1) direct costs, (2) direct and indirect costs, (3) direct and indirect costs plus land value, and (4) the value of the completed project.

Appraisers often derive an appropriate figure for profit expectation from market analysis. By analyzing recent sales of new properties in the same market, we calculated entrepreneurial profit as the difference between the sale price and the sum of direct costs, indirect costs and current market land value. An appraiser can also survey developers to determine entrepreneurial profit. However, the amount of entrepreneurial profit varies with factors such as economic conditions and property type, so a typical relationship between this profit and other costs is difficult to establish. In conversations with developers of similar types of properties, an expected profit range would be 10 to 20 percent of the overall cost of the improvements including hard costs and land acquisition.

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Given the general market conditions and the Subject location, a profit of 10 percent of the costs of the improvements is reasonable as an indication of the entrepreneurial profit for the Subject property.

Accrued Depreciation
Accrued depreciation is a loss in value from the reproduction or replacement cost of improvements due to any cause as of the date of appraisal. The value difference may emanate from physical deterioration, functional obsolescence, external obsolescence, or any combination of these sources.

In the Cost Approach, depreciation from all causes, including physical, functional and external, is subtracted from current replacement or reproduction cost. However, depreciation is a penalty only insofar as the market recognizes it as a loss in value.

Physical Deterioration

Curable
This involves an estimate of deferred maintenance and is applicable to items Subject to current repair. The subject was built in 1990, indicating a physical life of 21 years. Planned renovations will be rather extensive, and should extend the physical and economic life of the improvements; however, some physical depreciation from the original structures will remain. We estimate overall depreciation of 20 percent.

Incurable
This reflects loss in value due to the wearing out of physical parts of the structure.

Functional Obsolescence
This reflects loss in value due to poor plan, outmoded style or design, architectural super-adequacy, or inadequacy. If incurable functional obsolescence exists, one must charge off additional cost of ownership in the replacement method, if any. The Subject units are functional for the vintage of construction and do not suffer from functional obsolescence.

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External Obsolescence
External obsolescence is created from depreciation from external forces such as governmental influences. The Subject’s restricted rents demonstrate economic obsolescence.

The summary calculations are presented following.

Insurable Value Summary

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INCOME CAPITALIZATION APPROACH

Introduction

We were asked to provide several value estimates, including: market value As Is with restricted rents, As Is with unrestricted rents, and prospective market value Post Renovation with restricted rents.

The Income Capitalization Approach to value is based upon the premise that the value of an income-producing property is largely determined by the ability of the property to produce future economic benefits. The value of such a property to the prudent investor lies in anticipated annual cash flows and an eventual sale of the property. An estimate of the property’s market value is derived via the capitalization of these future income streams.

It is important to note that the projections of income and expenses are based on the basic assumption that the apartment building will be managed and staffed by competent personnel and that the property will be professionally advertised and aggressively promoted.

Economic Rent Analysis

We performed a competitive rental analysis of the local market. We surveyed both market rate and affordable housing rental properties. Analysis of the comparable market rate properties is included in this section.

Comparable Properties
We performed a competitive rental analysis of the local market. We surveyed both market rate and affordable housing rental properties. Information on affordable housing developments in the PMA is included in the Existing and Planned Affordable Housing section of this report. Analysis of the comparable market rate and LIHTC properties is included in this section.

The Subject consists of one-, two-, and three- bedroom units. We performed an extensive search for comparable properties within the Mendota city limits; however, all of the comparables were subsidized apartments.  Due to the lack of market rate comparables we have utilized properties from the neighboring cities of Firebaugh and Kerman.  All of these cities are similar rural communities.

Unit sizes are reported on a net basis for comparable properties, which is the typical basis reported within the apartment industry.  Additionally, unit size may not be reflective of the appeal of the unit; an example being two apartments with differing floor plans wherein the smaller size unit may appear to be larger to the observer due to floor plan layout and lighting.  In some cases where multiple floor plans were available for identical unit sizes, an average unit size and rent was applied.

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Company

Rent Comparables Maps

Firebaugh Blvd
La Vina
Road 9
MADERA
33
Firebaugh
Ripperdan
Avenue 7
Benito
CALIFORNIA
145
Arbios
FRESNO
1.00 mi
Mendota
J1
180
Ingle
W California Ave
Kerman
145
S James Rd
0 mi
2
4
6
8

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Company

Comparables in Mendota

Comparables in Firebaugh

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Company

Comparables in Kerman

W Whitesbridge Rd
180
145
N Siskiyou Ave
N Vineland Ave
N Goldenrod Ave
W Gateway Blvd
Elmar Ave
N Park Ave
S Madera Ave
Epperloza
W Stanislaus Ave
W Middleton Ave
Boyd Ave
W Sunset Ave
W Sunset Ave
Kerman
Monterey Ave
W Kearney Blvd
W Kearney Blvd
S 7th St
S 8th St
S 6th St
Orchard Way
Boyd Dr
Oak Dr
S Boyd Dr
E St
W E St
W E St
W E St
W G St
W G St
W F St
W F St
Kerman
S 1st St
S 3rd St
S Manor Dr
S Del Norte Ave
D St
W D St
W D St
W C St
W C St
W B St
W B St
S Park Ave
S Kenneth Ave
S Susan Ave
Joseph Rd
S Siskiyou Ave
S 2nd St
S 4th St
S 7th St
S 9th St
S 16th St
S Goldenrod Ave
W A St
W California Ave
W California Ave
S Madera Ave
S Vineland Ave
0 mi
0.2
0.4
0.6
0.8

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Company

Rent Survey Summary

No.	Project/ Proximity	Type/ Yr. Built	Market/ Subsidy	Bed/ Bath	Size (SF)	Units	%	Rent (Ask)	Restriction	Units Vacant	Vacancy Rate
1	The Village at Mendota	Garden (2 Story)	LIHTC	1/1	650	2	2%	$384	40%	0	0%
	647 Perez Avenue	2003		1/1	650	5	6%	$436	45%	0	0%
	Mendota, CA			1/1	650	8	10%	$489	50%	0	0%
	0.92 miles			1/1	650	2	2%	$542	55%	0	0%
				2/1	800	2	2%	$456	40%	0	0%
				2/1	800	7	9%	$519	45%	0	0%
				2/1	800	12	15%	$582	50%	0	0%
				2/1	800	3	4%	$646	55%	0	0%
				3/2	1,035	4	5%	$525	40%	0	0%
				3/2	1,035	12	15%	$598	45%	0	0%
				3/2	1,035	20	25%	$671	50%	0	0%
				3/2	1,035	4	5%	$744	55%	1	25%
				Total		**81**	**100%**			**1**	**1%**
2	Casa de Rosa Apartments	Garden	LIHTC	1/1	700	1	1%	$271	30%	0	0%
	654 Lozano Street	2005		1/1	700	2	2%	$428	45%	1	50%
	Mendota, CA			1/1	700	4	5%	$481	50%	0	0%
	1.01 miles			1/1	700	1	1%	$533	55%	0	0%
				2/1	865	10	12%	$516	45%	0	0%
				2/1	865	11	14%	$579	50%	0	0%
				2/1	865	3	4%	$642	55%	0	0%
				3/2	1,000	11	14%	$597	45%	0	0%
				3/2	1,000	20	25%	$669	50%	4	20%
				3/2	1,000	4	5%	$742	55%	0	0%
				Total		**81**	**100%**			**5**	**6%**
3	Kearney Palms Senior Ph 1	Multifamily	LIHTC	1/1	650	23	29%	$278	30%	0	0%
	14608 W. Kearney Blvd	2006		1/1	650	36	45%	$436	45%	0	0%
	Kerman, CA			1/1	650	2	3%	$489	50%	0	0%
	18.2 miles			1/1	650	1	1%	$595	60%	0	0%
				2/1	775	17	21%	$330	30%	0	0%
				2/1	775	1	1%	$710	60%	0	0%
				Total		**80**	**100%**			**0**	**0%**
4	Kearney Palms Senior Ph 2	Garden	LIHTC	1/1	650	1	5%	$278	30%	0	0%
	14608 W. Kearney Blvd	2006		1/1	650	3	14%	$436	45%	0	0%
	Kerman, CA			1/1	650	10	48%	$489	50%	0	0%
	18.2 miles			1/1	650	2	10%	$595	60%	0	0%
				2/1	775	2	10%	$330	30%	0	0%
				2/1	775	3	14%	$710	60%	0	0%
				Total		**21**	**100%**			**0**	**0%**
5	Hacienda Villa	Multifamily	Market	1/1	660	24	20%	$540	Market	2	8%
	2010 Clyde Fannon Road	1989		2/1	818	72	60%	$580	Market	1	1%
	Firebaugh, CA			3/2.5	1,198	24	20%	$695	Market	0	0%
	8.43 miles			**Total**		**120**	**100%**			**3**	**3%**
6	Casa Mia	Multifamily	Market	1/1	700	4	18%	$535	Market	1	25%
	492 Sixth Street	1972/1996		2/1	900	14	64%	$625	Market	2	14%
	Kerman, CA			2/1.5 TH	1,170	4	18%	$725	Market	0	0%
	17.8 miles			**Total**		**22**	**100%**			**3**	**14%**
7	Golden Meadows	Garden	Market	Studio	400	24	12%	$495	Market	3	13%
	14460 W. California Street	1975		1/1	500	48	24%	$550	Market	6	13%
	Kerman, CA			2/1	750	59	30%	$595	Market	1	2%
	18.5 miles			2/1-Cottage	750	59	30%	$625	Market	0	0%
				3/2	1,080	6	3%	$755	Market	0	0%
				Total		**196**	**100%**			**10**	**5%**

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Company

Comparable #2 **Survey Date:** **12/14/2010**

Property Name	Casa de Rosa Apartments
Street	654 Lozano Street
City, State	Mendota, CA
County	Fresno
Phone Number	559-655-5001
Contact Name	Sandra
Type	Multifamily
("M"arket/"L"ow Income)	LIHTC
Proximity	1.01 miles
Structure	Garden
Section 8 Vouchers	Yes
Yearly Turnover %	15%
Leasing Pace	3-5 days
Waiting List	Yes
Concessions	None
Change in Rent	None
Year Built/Renovated	2005

Property Description:

Bed/Bath	Area (SF)	Units	Rent	Concession (monthly)	Restriction	Vacant Units	Vacancy Rate
1/1	700	1	$271	$0	30%	0	0%
1/1	700	2	$428	$0	45%	1	50%
1/1	700	4	$481	$0	50%	0	0%
1/1	700	1	$533	$0	55%	0	0%
2/1	865	2	$328	$0	30%	0	0%
2/1	865	10	$516	$0	45%	0	0%
2/1	865	11	$579	$0	50%	0	0%
2/1	865	3	$642	$0	55%	0	0%
3/2	1,000	4	$377	$0	30%	0	0%
3/2	1,000	11	$597	$0	45%	0	0%
3/2	1,000	20	$669	$0	50%	4	20%
3/2	1,000	4	$742	$0	55%	0	0%
4/2	1,150	1	$419	$0	30%	0	0%
4/2	1,150	2	$664	$0	45%	0	0%
4/2	1,150	4	$745	$0	50%	0	0%
4/2	1,150	1	$826	$0	55%	0	0%
Total Units		81				5	6%

Utilities:

	Included In Rent Y or N	Gas/Electric G=Gas E=Electric
A/C	N	E
Heat	N	E
Water Heat	N	G
Cooking	N	G
Water	Y	
Sewer	Y	
Trash	Y	

Unit Amenities:

Central Heat/Cool	✓
Blinds	✓
Carpet	✓
Ceiling Fan	✓
Skylight	
Storage Closet	
Coat Closet	✓
Walk-In Closet	✓
Fireplace	
Patio/Balcony	✓

Appliances:

Refrigerator	✓
Stove/Oven	✓
Dishwasher	✓
Garbage Disposal	✓
Microwave	
Washer/Dryer	
Washer/Dryer Hook-up	✓

Property Amenities:

Community Room	✓
Swimming Pool	✓
Spa/Jacuzzi	
Exercise Room	
Picnic Area	✓
Playground	✓
Tennis Court	
Basketball Court	
Volleyball Court	
On-Site Manager	✓
Laundry Room	✓
Computer Room	✓
Business Center	
Car Wash Area	
Additional Services	

Parking:

Surface Parking	✓
Carport	✓
Underground	
Detached Garage	
Attached Garage	
Tuck-under Garage	
Parking Garage	

Security:

Gated	
Courtesy Patrol	
Surveillance Cameras	

Notes:

Casa De Rosa Apartments is a LIHTC property offering one, two, three and four-bedroom units at 30,45,50,55 percent AMI levels. The property is currently 94 percent occupied and maintains a waiting list. All of the current vacant units are in the process of being leased. The three and four-bedroom units have washer/dryer hook-ups.

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Utilities:

	Included In Rent Y or N	Gas/Electric G=Gas E=Electric
A/C	N	E
Heat	N	G
Water Heat	N	G
Cooking	N	G
Water	Y	
Sewer	Y	
Trash	Y	

Unit Amenities:

Central Heat/Cool	✓
Blinds	✓
Carpet	✓
Ceiling Fan	✓
Skylight	
Storage Closet	
Coat Closet	✓
Walk-In Closet	
Fireplace	
Patio/Balcony	✓

Appliances:

Refrigerator	✓
Stove/Oven	✓
Dishwasher	✓
Garbage Disposal	✓
Microwave	
Washer/Dryer	
Washer/Dryer Hook-up	

Property Amenities:

Community Room	✓
Swimming Pool	✓
Spa/Jacuzzi	
Exercise Room	✓
Picnic Area	
Playground	
Tennis Court	
Basketball Court	
Volleyball Court	
On-Site Manager	✓
Laundry Room	✓
Computer Room	
Business Center	
Car Wash Area	
Additional Services	✓

Parking:

Surface Parking	✓
Carport	✓
Underground	
Detached Garage	
Attached Garage	
Tuck-under Garage	
Parking Garage	

Security:

Gated	
Courtesy Patrol	
Surveillance Cameras	

Notes:

Kearney Palms Senior Apartments - Phase I is a LIHTC property offering one and two-bedroom units at 30, 45, 50 and 60 percent AMI levels. The additional services offered are activities and visits from health and welfare agencies.

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Company

Utilities:

	Included In Rent Y or N	Gas/Electric G=Gas E=Electric
A/C	N	E
Heat	N	G
Water Heat	N	G
Cooking	N	G
Water	Y	
Sewer	Y	
Trash	Y	

Unit Amenities:

Central Heat/Cool	✓
Blinds	✓
Carpet	✓
Ceiling Fan	✓
Skylight	
Storage Closet	
Coat Closet	✓
Walk-In Closet	
Fireplace	
Patio/Balcony	✓

Appliances:

Refrigerator	✓
Stove/Oven	✓
Dishwasher	✓
Garbage Disposal	✓
Microwave	
Washer/Dryer	✓
Washer/Dryer Hook-up	

Property Amenities:

Community Room	✓
Swimming Pool	✓
Spa/Jacuzzi	
Exercise Room	✓
Picnic Area	
Playground	
Tennis Court	
Basketball Court	
Volleyball Court	
On-Site Manager	✓
Laundry Room	✓
Computer Room	
Business Center	
Car Wash Area	
Additional Services	✓

Parking:

Surface Parking	✓
Carport	✓
Underground	
Detached Garage	
Attached Garage	
Tuck-under Garage	
Parking Garage	

Security:

Gated	
Courtesy Patrol	
Surveillance Cameras	

Notes:

Kearney Palms Senior Apartments - Phase II is a LIHTC property offering one and two-bedroom units at 30, 45, 50 and 60 percent AMI levels. The additional services offered are activities and visits from health and welfare agencies.

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Company

Lea &
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03/11/2011

Properties located to the north of the comparable- single-family Homes

03/11/2011

Property to the north of the comparable- Park

03/11/2011

Properties to the west of the comparable- single-family Homes

N/A

Property to the east was not availible however do consist of single-family homes.

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Market Characteristics

Following are relevant market characteristics of comparable properties surveyed:

Location
The subject is located within Mendota. Due to the lack of market rate comparable units located in the city of Mendota, we have included comparables from Firebaugh and Kerman.  The cities of Firebaugh and Kerman are similar communities and thus no adjustment was needed.

Age & Condition
The Subject was originally constructed in 1990, several of the market rate comparables where built in the 1970’s and 1980’s.  A $10 upward adjustment was applied to Casa Mia apartments and a $25 upward adjustment was applied to Golden Meadows. The subjective adjustments were made based upon the age of the complexes and, a visual inspection of the comparables to ascertain observed condition/quality of the structures was performed.  This analysis is always performed within our scope of professional work.

Unit Mix
The unit mix for the Subject and comparable properties summation are shown in the following table.

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Turnover
The market rate properties we surveyed that we were able to obtain turnover information indicated a turnover range from 10 to 54 percent, as illustrated on the table below.

Given the turnover rate in the market, the Subject’s unit-mix and target market, assuming competent management, turnover is anticipated to be minimal at the Subject due to the affordable rents. We estimate average turnover at the Subject should be 25 percent or less, annually.

Rent History
Due to the high occurrence of management and/or management company turnover at comparable properties, a three-year rent history could not be obtained from comparable properties.

Utility Structure
The units have gas stoves, gas hot water heating, and gas heating. The landlord will pay for all common area utilities as well as water, sewer, and trash expenses. The utility allowance is typically calculated utilizing the Fresno County Housing Authority utility allowance; however, the developer provided us with the Utility Allowance.

Concessions
Only one of the market rate comparable developments included in the survey is offering a concession. Occasional concessions are consistent with ongoing marketing strategies during periods of increased tenant turnover and high vacancy rates. Concessions are considered temporary, and not part of an ongoing marketing strategy within the Subject’s market. With the demand for affordable units in the PMA, we do not anticipate it will be necessary for the Subject to offer concessions.

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Company

Waiting Lists
In markets with high housing costs and a limited supply of affordable housing, waiting lists are common. A waiting list indicates a strong market with high occupancy and unmet demand. Properties that carry a waiting list typically enjoy easy lease-up on turnover. As a LIHTC property with significant rental assistance, we anticipate that the Subject will maintain a waiting list at all times.

Market Vacancy
The chart below shows overall vacancy rates, as well as vacancy by property and unit type, at the comparable properties included in the survey.

Taking the vacancy into account, combined with the strong demand for affordable housing in the area, we expect vacancy at the Subject property to be minimal.

Market Rents:
The market rents were estimated by comparing the aesthetic quality, amenities, unit sizes, etc. to that of the market rate projects in the area. Achievable rents represent net market rate rent levels that we anticipate a project of the Subject’s condition and quality could reasonably achieve.

Adjustment charts located on the following pages show our adjustments in estimation of unrestricted rents for the Subject’s unit’s comparison with unrestricted properties.

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Company

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Company

Rent Adjustment Table For Multi-family Projects		
Characteristics	**Adjustment**	**Comment**
	Base BR	
Stories/Type		Apts–$0; TH–$15; Duplex–$25; SF–$50-100
Elevator (Yes/No)	$10	
# of Bedrooms	$100	Adjust for difference in number of rooms
# of Bathrooms	$10	Adjust for difference in number of baths
Unit Size Adjustment	Varies	Difference in SF between Comp & Subj divided by 4, then multiplied by the Comp's rent/SF.
Rent Concessions		Actual Amount / Length of time (months)
Age (built or renovated)		Subjective Based Upon Condition
Tenant Paid Utilities		
Electricity	From U.A.	Use amount from the utility allowance schedule
Heat	From U.A.	Use amount from the utility allowance schedule
Hot Water	From U.A.	Use amount from the utility allowance schedule
Cooking--Power	From U.A.	Use amount from the utility allowance schedule
TV	From U.A.	Use amount from the utility allowance schedule
Water/Sewer/Trash	From U.A.	Use amount from the utility allowance schedule
Sewer	From U.A.	Use amount from the utility allowance schedule
Trash	From U.A.	Use amount from the utility allowance schedule
Unit Amenities		
Central Heat/Cool	$20	Central VS Wall $10
Blinds	$5	
Carpet	$10	
Ceiling Fan	$5	
Skylight/Vaulted Ceilings	$10	
Storage Closet	$5	
Coat Closet	$2	
Walk-In Closet	$5	
Fireplace	$10	
Emergency Pull Cords	$25	
Patio/Balcony	$5	
Apliances		
Refrigerator	$20	
Stove/Oven	$20	
Dishwasher	$10	
Garbage Disposal	$0	
Microwave	$5	
Washer/Dryer	$25	
Washer/Dryer Connection	$15	
Parking/Transportation		
Surface Parking	$10	Compare to off-site parking
Carport	$10	Use actual amount if less than $25
Underground Parking	$25	Use actual amount if less than $40
Detached Garage	$25	Use actual amount if less than $50
Attached Garage	$50	Use actual amount if less than $50
Tuck-Under Garage	$25	Use actual amount if less than $25
Parking Garage	$40	Use actual amount if less than $40
Project Amenities		
Clubhouse/Community Room	$10	
Swimming Pool	$10	
Spa/Jacuzzi	$5	
Exercise Room	$10	
Picnic Area	$0	
Tot Lot/Playground	$5	
Tennis Court	$5	
Basketball Court	$5	
Volleyball Court	$5	
On-Site Manager	$10	
Laundry Room	$10	
Computer Room	$10	
Intercom	$5	
Business Center	$5	
Car Wash Area	$5	
Security		
Gated	$10	
Courtesy Patrol	$5	
Surveillance Cameras	$5

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Comparison with Achievable LIHTC Rents
We additionally tested the market rents against competing LIHTC properties to determine whether maximum LIHTC rents were being achieved and market conditions within the existing competitive affordable housing supply. If the Subject were not to be USDA, we anticipate the achievable LIHTC rents would be in-line with competing LIHTC properties.

It is important to note the developer intends to obtain a rents change from existing basic rents for the post renovation restricted rents in accordance with USDA guidelines. Existing basic rents are less than proposed post renovation basic rents.  The proposed post renovation rents are less than as is unrestricted rents.  The Subject’s proposed rents are generally in-line with competing LIHTC properties, however, the USDA subsidy is planned to continue, and therefore the property ownership entity will continue to receive the subsidy rents for units designated with rental assistance; tenants will pay the increased basic rents for units without rental assistance.

The market data demonstrates the best comparison for the Subject’s units is from LIHTC properties, and that some tenant rent advantage exists.

Potential Gross Income

The following charts summarize the Subject’s potential gross income.

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Post renovation restricted rents are shown in the following chart.  All of the units will receive rental assistance post renovation.

Other Income
In addition to rental income produced from the apartment units, we must also consider any income that will be generated from amenities. Such income can vary significantly from property to property, depending upon the project class, amenities offered, and whether or not management has elected to separate amenity charges from the basic apartment rates. In this instance, there are no known amenity charges to the base rental rates. Therefore, other income includes such items as laundry and vending, NSF fees, forfeited deposits and credit report fees.

Other sources of income through laundry and vending income, security deposit, and late fees. Historical other income ranged from $3 to $7 per unit per month. We have estimated other income to be $4.17 per unit per month.

Vacancy and Collection Loss
Taking into consideration typical losses due to concessions, bad debt or lack of collections, a stabilized vacancy and collection loss of 3.0 percent will be used for the restricted analysis. 5.0 percent vacancy and collection loss will be applied to the unrestricted analysis. This will be deducted from potential gross income.

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Operating Expenses

Typical deductions from the calculated Effective Gross Income fall into three categories on real property: fixed, variable, and non-operating expenses. The Subject’s historical operating expenses for fiscal year ending 2008, 2009, 2010 and the 2011 budget, were analyzed for the As Is restricted rents analysis.  Market rate expenses were estimated from comparable property experience and IREM data.

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The following table illustrates our operating expense estimates for the as is restricted rents scenario:

Weight has been placed upon the historical operation.

The following table illustrates our operating expense estimates for the unrestricted rents scenario:

The unrestricted rents scenario reflects a management fee based upon comparable conventional properties operation at 4 percent of effective gross income. Reserves are estimated based upon comparable property experience at $300 per unit.  Taxes are estimated based upon reassessment utilizing the Subject’s tax rate of 1.098232%.  Payroll and administration expenses are less than historical, which is consistent with unrestricted property operation.

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The following table illustrates our operating expense estimates for the post renovation restricted rents scenario:

Summary
Operating expenses have been estimated based upon budgeted data and comparable properties. The Subject’s 2011 USDA budget expenses total is $3,704 per unit exclusive of replacement reserves. Reserves of $680 per unit are based upon budgeted for the post renovation analysis. We have placed weight upon the budget and historical experience, however, our estimates are higher than proposed post renovation budget. Our estimates are within the Subject’s historical expenses.

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DIRECT CAPITALIZATION

To quantify the income potential of the Subject, a direct capitalization of a forecast cash flow is employed. In this analytical method, we estimate the present values of future cash flow expectations by applying the appropriate overall capitalization rate to the forecast net operating income. In order to estimate the appropriate capitalization rate, we relied upon several methods, discussed below.

Market Extraction
The table below summarizes recent comparable sales with income/expense information available that were used in our market extraction analysis. We have identified four improved sales with income/expense information.  Comparable market data is limited due to the rural market area.

The sales indicate a capitalization rate range from 7.52% to 8.50%, with an average of 7.92%.  Interviews with regional brokers indicate overall rates have increased approximately 100 to 200 basis points since market softening in early 2007.  Trailing market data does not accurately reflect recent increases in bond yields and lending restrictions.  Considering the current condition of the subject, an overall rate toward the middle of the range is warranted.  As a result of our analysis, an overall rate of 8.0% is deemed appropriate and market oriented via market extraction.

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The Korpacz Survey

The Korpacz survey tracks capitalization rates utilized by national investors in commercial and multi-family real estate. The following summarizes the information for the national multifamily housing market:

Korpacz Real Estate Investor Survey defines “Institutional Grade” real estate as real property investments that are sought out by institutional buyers and have the capacity to meet generally prevalent institutional investment criteria2 Typical “Institutional Grade” apartment properties are newly constructed, well amenitized, market rate properties in urban or suburban locations. Rarely could subsidized or LIHTC properties either new construction acquisition/ rehabilitation be considered institutional grade real estate. However, local market indications have significant weight when viewing capitalization rates.

Another important factor in examining capitalization rates is to understand the dramatic change that has occurred in rates over the past several years. Capitalization rates were decreasing in response to decreases in the cost of capital and demand side factors. Increasing asset performance has attracted more competition from investors driving down capitalization rates in the recent past. Further, investment demand from ‘condo converters’ has caused prices to remain elevated and overall capitalization rates (OARs) to continue to dip in many areas. These factors were prevalent through most of 2007. However, there has been significant deterioration in the capital markets and commercial lending in late 2007 and into 2008 brought about by the collapse of the sub-prime lending industry that has resulted in a dramatic decrease in the volume of transactions. Yield rates on bond issuances have increased dramatically in the past several months, and overall rates will shift upward as a result of costs of capital and risk in the current investment industry. Trailing market data does not accurately reflect changes that will be apparent in the near term. The Subject is located within an urban community and the institutional grade investments are useful primarily as indications of alternative investment forms for capital.
The following charts show the dramatic upward trend since the third quarter of 2008 in overall rates. Then beginning in the first quarter of 2010 we have seen a downward trend, which has continued through the third quarter.

The following charts show the dramatic downward trend over the past several years in overall rates.

2 Korpacz Real Estate Investor Survey, 2nd Quarter 2010, pages 36 & 76.

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As the graph indicates, the upward trend is clear, with significant increase in rates beginning in the second quarter 2008; however, since the beginning of 2010, the rates have reversed direction.

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Summary

The following chart identifies the overall rates from the three methods of estimating overall rates.

•	Market Extraction – 8.5%
•	Korpacz Market Survey – 7.1%

With consideration of the new approved contract rents, the current market trends, local sales, and current listings.  A market derived OAR of 8.00% will be used in the capitalization analysis. It should be noted that the concluded rate reflects the position that the current contract rents are below current market rents, thus a possible rent increase over a foreseeable term may occur.

A summary of the direct capitalization analysis is presented following.

Restricted Rents			Unrestricted Rents		
	No. Units	Rents	Annual Revenue	No. Units	Rents	Annual Revenue
1BR/1BA	39	$501	$234,468	39	$535	$250,380
Mgr	1	$0	$0	1	$0	$0
	Number	*Per unit*	*Amount*	*Number*	*Per unit*	*Amount*
Total Potential Rental Income	40		$234,468	40		$250,380
Other Income			$2,000			$2,000
Total Potential Revenues			$236,468			$252,380
Vacancy			$11,823			$12,619
Vacancy Percentage			5.0%			5.0%
Effective Gross Income			$224,645			$239,761
Operating Expenses						
Administration		$300	$12,000		$200	$8,000
Maintenance and Repairs		$600	$24,000		$400	$16,000
Management Fee		$672	$26,880	4%	$240	$9,590
Payroll		$825	$33,000		$600	$24,000
Utilities		$850	$34,000		$850	$34,000
Property & Liability Insurance		$169	$6,760		$169	$6,760
Real Estate and Other Taxes		$318	$12,735		$390	$15,595
Replacement Reserves		$461	$18,450		$300	$12,000
Total Operating Expenses		$4,196	$167,825		$3,149	$125,945
Expenses as a ratio of EGI			75%			53%
Net Operating Income			$56,820			$113,816
Capitalization Rate			8.00%			8.00%
Indicated Value			$710,245			$1,422,696
Rounded			**$710,000**			**$1,420,000**

Lea &
Company

Lea &
Company

INVESTMENT VALUE INTEREST CREDIT SUBSIDY USDA 515 LOAN FINANCING

The investment value of the Subject with favorable USDA financing is presented utilizing the USDA Handbook 3560 format in Attachment 7-H. The market interest rate is determined to be 6.5 percent. The reported interest rate being made available to the Subject is one percent. The amortization period is longer, at 50 years. We analyzed the present worth of difference between payments and remaining balance in accordance with USDA underwriting criteria.  Calculations are shown in the following USDA chart format.

Lea &
Company
SALES COMPARISON APPROACH

The sales comparison approach to value is a process of comparing market data; that is, the price paid for similar properties, prices asked by owners, and offers made by prospective purchasers willing to buy or lease. Market data is good evidence of value because it represents the actions of users and investors. The sales comparison approach is based on the principle of substitution, which states that a prudent investor would not pay more to buy or rent a property than it will cost him to buy or rent a comparable substitute. The sales comparison approach recognizes that the typical buyer will compare asking prices and work through the most advantageous deal available. In the sales comparison approach, we are observers of the buyer’s actions. The buyer is comparing those properties that constitute the market for a given type and class.

We have made an extensive search for comparable improved properties sold recently, which are representative of the actions of buyers and sellers in the market. Given the limited number of comparable sales in the immediate Mendota market area, we have expanded our search area to include other communities such as, Fresno, Madera, and Tulare. A summary of the sales utilized in this analysis is presented in the table below. A map of these comparable properties as well as detailed sales sheets follow this section.

Lea &
Company
Comparable Improved Sales Map

MARIPOSA
MERCED
MADERA
FRESNO
KINGS
TULARE
KERN
MONTEREY
SAN BENITO
SAN LUIS OBISPO
CALIFORNIA
Delhi
Winton
Livingston
Atwater
Merced
Planada
Le Grand
Chowchilla
Dos Palos
South Dos Palos
Madera
Firebaugh
W Nees Ave
San Joaquin
Mendota
Kerman
Tranquillity
Raisin City
Caruthers
Easton
Fresno
Clovis
Sanger
Fowler
Parlier
Reedley
Selma
Kingsburg
Dinuba
London
Orange Cove
Orosi
Cutler
Woodlake Junction
Ivanhoe
Laton
Hanford
Lemoore
Visalia
Farmersville
Exeter
Lindsay
Tulare
Strathmore
Huron
Stratford
Coalinga
Tulare Lake Bed
Corcoran
Woodville
Tipton
Cotton Center
Kettleman City
Avenal
Utica Ave
Pixley
Terra Bella
Earlimart
Richgrove
Delano
San Miguel
Castle Mountain
San Benito Mountain
Ahwahnee
Oakhurst
Bass Lake
Coarsegold
Raymond
North Fork
Auberry
Kaiser Wilderness
Sierra National Forest
Sequoia National Forest
Squaw Valley
Kings
0 mi
10
20
30

Lea &
Company

Comparable #1

Apartment Name	Creekside Apartments
Street	155 S. Argyle Avenue
City, State	Fresno, CA
County	Fresno County
APN	313-021-15
Site Size (acres)	2.88
Zoning	Multifamily
No. of Units	80
Rentable Area (SF)	60,789
Year Built	1978
Parking	covered
Quality	Good
Condition	Good
Grantor	Fresno Creekside Investors LP
Grantee	Hussain David H Trust
Sale Date	3/13/2010
Marketing Time	130 days
Property Rights	Leased Fee
Condition of Sale	Market
Cash Equivalency	Yes

Property Description:

Bed/Bath	Area (SF)	Units	Monthly Rent	Concession (monthly)	Vacant Units	Vacancy Rate
1/1	672	56	$537	n/a	n/a	n/a
2/2	1,079	24	$715	n/a	n/a	n/a
Totals		**80**				**25%**

Lea &
Company

Lea &
Company

Comparable #3

Apartment Name	20 Units
Street	301 W. Oakwood Drive
City, State	Tulare, CA
County	Tulare County
APN	174-244-015
Site Size (acres)	1.3
Zoning	RM2
No. of Units	20
Rentable Area (SF)	16,696
Year Built	1987
Parking	Surface
Quality	Average
Condition	Average
Grantor	Murphy Sabatino III
Grantee	Kaweah Mgt Co.
Sale Date	9/1/2009
Marketing Time	N/A
Property Rights	Leased Fee
Condition of Sale	Market
Cash Equivalency	Yes

Property Description:

Bed/Bath	Area (SF)	Units	Monthly Rent	Concession (monthly)	Vacant Units	Vacancy Rate
1/1	650	20	$550	None	1	5%

Lea &
Company

Comparable #4

Apartment Name	Canyon Crest
Street	3033 E Platt Ave
City, State	Fresno, CA
County	Fresno
APN	468-390-44
Site Size (acres)	4.55
Zoning	R-3
No. of Units	118
Rentable Area (SF)	87,730
Year Built	1965
Parking	On Site
Quality	Average
Condition	Average
Grantor	Imcc Canyon Crest LLC
Grantee	FRC Canyon Crest LLC
Sale Date	6/8/2010
Marketing Time	138 days
Property Rights	Leased Fee
Condition of Sale	Market
Cash Equivalency	Yes

Property Description:

Bed/Bath	Area (SF)	Units	Monthly Rent	Concession (monthly)	Vacant Units	Vacancy Rate
1/1	660	86	$545	$0	-	-
2/1	960	32	$635	$0	-	-
Total Units		**118**			**15**	**13%**

Lea &
Company
EGIM Analysis
We estimate the Subject’s value using the Effective Gross Income Multiplier (EGIM) analysis. It compares the ratio of sales price to the annual gross income for the property less a deduction for vacancy and collection loss. A reconciled multiplier for the Subject property can then be used to convert the Subject’s effective income into an estimate of value.

The improved sales occurred between August 2009 and June 2010. The apartment sales illustrate an unadjusted range of price per unit from $29,063 to $47,500 per unit, and EGIMs range from 4.70 to 7.30 with an average 5.9. Typically the higher the operating expense ratio, the lower the EGIM, which is in-line with the market. The expense ratio for the unrestricted analysis is 53%, which is in line with the average expense ratio of comparables at 47.6%.  We have concluded to an EGIM similar to the overall average at 6.0.  We utilize the Subject’s effective gross income which computes as follows.

Lea &
Company

RECONCILIATION
In the final analysis, we considered the influence of the three approaches in relation to one another and in relation to the Subject. In the case of the Subject several components of value can only be valued using either the income or sales comparison approach.

The appraisers have considered the traditional approaches in the estimation of the Subject’s value, and greatest weight has been placed upon the income approach.

The resulting value estimates are presented below:

Value Conclusions
The value indicated by the income capitalization approach is a reflection of a prudent investor’s analysis of an income producing property. In this approach, income is analyzed in terms of quantity, quality, and durability. Due to the fact that the Subject is income producing in nature, this approach is the most applicable method of valuing the Subject property.

Our final value opinions are detailed below.

Market Value as restricted rents of the fee simple estate, subject to short-term leases of Midland Manor Apartments, as of January 24, 2011.	$710,000
Hypothetical Market Value as conventional or unrestricted rents, of the fee simple estate, as of January 24, 2011	$1,420,000
Prospective Market Value, subject to restricted rents, of the fee simple estate, as encumbered, subject to short-term leases of Midland Manor Apartments as of completion of renovation and stabilization as of July 2012.	$1,170,000
Value of Land	$220,000
Insurable Value	$1,710,000
Value of USDA Interest Credit Subsidy	$780,000

Lea &
Company
Marketing/Exposure Time

Marketing Time is defined as the period from the date of initial listing to the settlement date. The projected marketing time for the Subject property "As Is" will vary greatly, depending upon the aggressiveness of the marketing agent, the method of marketing, the market that is targeted, interest rates and the availability of credit at the time the property is marketed, the supply and demand of similar properties for sale or having been recently purchased, and the perceived risks at the time it is marketed.

Discussions with area Realtors indicate that a marketing period of twelve months is reasonable for properties such as the Subject. This is supported by data obtained on several of the comparable sales and consistent with information obtained from the Korpacz Survey. This estimate assumes a strong advertising and marketing program during the marketing period.

The exposure/marketing time of the subject property is very difficult to judge in that the buy/sell decision involving investment properties is interrelated with the assumption that the property is priced reasonably and is adequately exposed to the proper market. Marketing Time differs from Exposure Time in that the estimate of Marketing Time is a projection into the future with the associated estimates as to future trends and factors that are likely to impact the market segment in which the subject is participating. In an attempt to forecast Marketing Time, consideration is given to the fact that the sales and opinions that have been elicited in the estimation of Exposure Time have been formulated during current economic conditions that are expected to be very similar in the foreseeable future.

Investment property brokers, investors, and sellers familiar with the market, report that the exposure time can range from 30 days to as long as twelve months. This assumes that financing is available and that there are no significant negative items affecting the property. Based upon information gathered during the course of this assignment it is our opinion that the appropriate estimate of the exposure time is equal to the marketing time for the subject and is estimated at less than twelve months.

ADDENDUM A

Assumptions and Limiting Conditions, Certification

ASSUMPTIONS AND LIMITING CONDITIONS

1.	In the event that the client provided a legal description, building plans, title policy and/or survey, etc., the appraiser has relied extensively upon such data in the formulation of all analyses.

2.
The legal description as supplied by the client is assumed to be correct and the author assumes no responsibility for legal matters, and renders no opinion of property title, which is assumed to be good and merchantable.

3.
All encumbrances, including mortgages, liens, leases, and servitudes, were disregarded in this valuation unless specified in the report. It was recognized, however, that the typical purchaser would likely take advantage of the best available financing, and the effects of such financing on property value were considered.

4.
All information contained in the report which others furnished was assumed to be true, correct, and reliable. A reasonable effort was made to verify such information, but the author assumes no responsibility for its accuracy.

5.	The report was made assuming responsible ownership and capable management of the property.

6.
The sketches, photographs, and other exhibits in this report are solely for the purpose of assisting the reader in visualizing the property. The author made no property survey, and assumes no liability in connection with such matters. It was also assumed there is no property encroachment or trespass unless noted in the report.

7.
The author of this report assumes no responsibility for hidden or unapparent conditions of the property, subsoil or structures, or the correction of any defects now existing or that may develop in the future. Equipment components were assumed in good working condition unless otherwise stated in this report.

8.
It is assumed that there are no hidden or unapparent conditions for the property, subsoil, or structures, which would render it more or less valuable. No responsibility is assumed for such conditions or for engineering, which may be required to discover such factors.

The investigation made it reasonable to assume, for report purposes, that no insulation or other product banned by the Consumer Product Safety Commission has been introduced into the Subject premises. Visual inspection by the appraiser did not indicate the presence of any hazardous waste. It is suggested the client obtain a professional environmental hazard survey to further define the condition of the Subject soil if they deem necessary.

Any distribution of total property value between land and improvements applies only under the existing or specified program of property utilization. Separate valuations for land and buildings must not be used in conjunction with any other study or appraisal and are invalid if so used.

11.
A valuation estimate for a property is made as of a certain day. Due to the principles of change and anticipation the value estimate is only valid as of the date of valuation. The real estate market is non-static and change and market anticipation is analyzed as of a specific date in time and is only valid as of the specified date.

12.
Possession of the report, or a copy thereof, does not carry with it the right of publication, nor may it be reproduced in whole or in part, in any manner, by any person, without the prior written consent of the author particularly as to value conclusions, the identity of the author or the firm with which he or she is connected. Neither all nor any part of the report, or copy thereof shall be disseminated to the general public by the use of advertising, public relations, news, sales, or other media for public communication without the prior written consent and approval of the appraiser. Nor shall the appraiser, firm, or professional organizations of which the appraiser is a member be identified without written consent of the appraiser.

13.
Disclosure of the contents of this report is governed by the Bylaws and Regulations of the professional appraisal organization with which the appraiser is affiliated: specifically, the Appraisal Institute.

14.
The author of this report is not required to give testimony or attendance in legal or other proceedings relative to this report or to the Subject property unless satisfactory additional arrangements are made prior to the need for such services.

15.	The opinions contained in this report are those of the author and no responsibility is accepted by the author for the results of actions taken by others based on information contained herein.

16.	Opinions of value contained herein are estimates. There is no guarantee, written or implied, that the Subject property will sell or lease for the indicated amounts.

17.	All applicable zoning and use regulations and restrictions are assumed to have been complied with, unless nonconformity has been stated, defined, and considered in the appraisal report.

18.
It is assumed that all required licenses, permits, covenants or other legislative or administrative authority from any local, state, or national governmental or private entity or organization have been or can be obtained or renewed for any use on which the value estimate contained in this report is based.

20.
All general codes, ordinances, regulations or statutes affecting the property have been and will be enforced and the property is not Subject to flood plain or utility restrictions or moratoriums, except as reported to the appraiser and contained in this report.

21.
The party for whom this report is prepared has reported to the appraiser there are no original existing condition or development plans that would Subject this property to the regulations of the Securities and Exchange Commission or similar agencies on the state or local level.

22.
Unless stated otherwise, no percolation tests have been performed on this property. In making the appraisal, it has been assumed the property is capable of passing such tests so as to be developable to its highest and best use, as detailed in this report.

23.	No in-depth inspection was made of existing plumbing (including well and septic), electrical, or heating systems. The appraiser does not warrant the condition or adequacy of such systems.

24.
No in-depth inspection of existing insulation was made. It is specifically assumed no Urea Formaldehyde Foam Insulation (UFFI), or any other product banned or discouraged by the Consumer Product Safety Commission has been introduced into the appraised property. The appraiser reserves the right to review and/or modify this appraisal if said insulation exists on the Subject property.

Acceptance of and/or use of this report constitute acceptance of all assumptions and the above conditions.

CERTIFICATION

The undersigned hereby certify that, to the best of our knowledge and belief:

•	The statements of fact contained in this report are true and correct;

•
The reported analyses, opinions, and conclusions are limited only by the reported assumptions and limiting conditions, and are our personal, impartial, and unbiased professional analyses, opinions, conclusions, and recommendations;

•	We have no present or prospective interest in the property that is the subject of this report, and we have no personal interest with respect to the parties involved;

•	We have no bias with respect to any property that is the subject of this report or to the parties involved with this assignment;

•	Our engagement in this assignment was not contingent upon developing or reporting predetermined results;

•
Our compensation for completing this assignment is not contingent upon the development or reporting of a predetermined value or direction in value that favors the cause of the client, the amount of the value opinion, the attainment of a stipulated result, or the occurrence of a subsequent event directly related to the intended use of this appraisal;

•
Our analyses, opinions, and conclusions were developed, and this report has been prepared, in conformity with the requirements of the Code of Professional Ethics & Standards of Professional Appraisal Practice of the Appraisal Institute, which include the Uniform Standards of Professional Appraisal Practice;

•
Byron N. Lea, MAI inspected the subject property and some of the comparable market data incorporated in this report and are competent to perform such analyses.  Kathi Wisner provided assistance with inspection of some comparable properties and portions of market research.  David Houghton provided assistance with portions of market research and preparation of portions of this report.

•
We provided a market study contemporaneously with this assignment.We prepared some preliminary rents research analysis for this property during December 2010 for WNC; no other prior consulting/valuation work has been performed for this property in the previous three years.

•	The use of this report is subject to the requirements of the Appraisal Institute relating to review by its duly authorized representatives.

•	As of the date of this report, Byron N. Lea, MAI has completed the requirements of the continuing education program of the Appraisal Institute.

Byron N. Les, MAI
California Certified General Real Estate Appraiser No. AG-008505

ADDENDUM B

Subject Photographs and Information

SUBJECT PICTURES

Typical exterior

Street view of subject

Community Room

Community Room

Standard kitchen

View of dining area and living space

SUBJECT PICTURES

View of Bathroom

Emergency Pull Cord

View of Grounds

Laundry Facility

View of Single Family Homes to the East

View of the Grocery Store to the South

ADDENDUM C

Legal Description

ADDENDUM D

Qualifications of Consultants

Lea & Company
Affordable Housing Valuation & Consulting Solutions	Byron N. Lea, MAI Richard A. Ribacchi, MAI Robin S. Weck, MAI Adam G. Bursch, MBA

Company Profile

Lea & Company provides Affordable Housing Valuation and Consulting Solutions within the Affordable Housing Industry.  Prior to establishing Lea & Company in 2006, Byron N. Lea, MAI was a Partner with the national accounting firm of Novogradac & Company, LLP.  From 2000 through 2006, he opened the firm’s Midwest and Los Angeles Valuation Group offices, developing clientele and professional staff.  During that time period, he and staff in the two offices performed over 1,200 market studies and appraisal assignments throughout the Midwest and Western States.

We provide a wide range of specialized services designed to meet the needs of our clients.  The Partners of Lea & Company are experienced in the interpretation of the myriad of rules, regulations and procedures affecting valuation issues within the dynamic affordable housing industry.

Our clients include developers, lenders, government agencies, investors, and tax-credit syndication firms. These services include tax credit application market studies and appraisals, lender appraisals, and feasibility consulting. We work extensively with proposed and existing family and senior LIHTC properties, USDA Rural Development properties, and HUD properties including the Mark-To-Market program providing Rent Comparability Studies, and MAP program valuation services.

Our work specializes within several programs that have specific reporting requirements that require specialized knowledge both of the program and property type. Our geographic areas of coverage are wide, and we are knowledgeable of reporting procedures for every State Allocating Agency we work with, as each agency has specific requirements for market studies format and presentation style for inclusion with a Low Income Housing Tax Credit (LIHTC) application.

While we work nationally, we incorporate local and regional market expertise through consulting agreements with Appraisal Institute members within regional markets to provide the “location specific knowledge” only available from local valuation experts.  This unique collaboration combines the specialized expertise and competencies necessary within the affordable housing niche achieved only from years of specialization, with the local valuation perspective that only comes from years of experience within local markets.

10301 Placer Lane, #100, Sacramento, California 95827 (916) 361-2509 • (fax) (916) 361-2632	1217 S. Gertruda Avenue, Redondo Beach, California 90277 (816) 582-1772 • (fax) (310) 543-4786

Company Profile Page 2

Project Coordination, Consistency and Follow-Up

As an independent third party consultant provider, our focus is on providing unbiased, accurate, and reliable reports.  We are always aware of the “11th hour modifications to projects” such as unit mix or AMI level changes that ripple throughout market studies and appraisals.  Our teams of professionals are committed to being available to accommodate these last minute project revisions whenever and wherever they occur.  Our ability to respond in a timely, efficient and accurate manner is one of the reasons why our clients rely upon Lea & Company.

We recognize that our clients have complex assignments that often cover large geographic areas and also are very delivery timing sensitive.  In order to maintain a consistent level of high quality service, the managing Partners of Lea & Company recruit and train multi-disciplined teams that are capable of completing their assigned tasks accurately and on time. Our service to our clients begins with the selection and training of professionals capable of working in our specialized consulting environment.

Office Locations/Contact Person

Northern California	Southern California	Midwest
Robin S. Weck, MAI	Byron N. Lea, MAI	Jay Wortmann
10301 Placer Lane, #100	1217 S. Gertruda Avenue	14252 Redick Avenue
Sacramento, CA 95827	Redondo Beach, CA 90277	Omaha, NE 68164
916-361-2509	816-582-1772	402-202-0771

References

Jules Arthur The Amerland Group 2878 Camino Del Rio South, Suite 240 San Diego, CA 92108	Developer of Affordable Housing Jules@amerland.bz 619-260-5562
Fred Smith USDA Rural Development MFHS/State Appraiser 3630 W., Orchard Ct. Visalia, CA 93277	State Review Appraiser fred.smith@ca.usda.gov 559-734-8732,ext,107
Ronald W. Bunn, MAI Washington Mutual Bank 1301 Second Avenue, 38th Floor Seattle, WA 98101	Chief Appraiser Ronald.bunn@wamu.net 206-500-4543

Company Profile Page 3

Qualifications of Partners

The professionals at Lea & Company have demonstrated expertise in real estate consulting and appraisal. Our Partners have over 72 years of combined experience in the real estate consulting and appraisal industry, and both hold MAI designations. In addition, we have endeavored to hire highly qualified and motivated individuals as represented by a staff that includes (6) MBA's and the completion of extensive Appraisal Institute coursework.

• •	Byron N. Lea, MAI Robin S. Weck, MAI
•	Richard A. Ribacchi, MAI

STATEMENT OF PROFESSIONAL QUALIFICATIONS
BYRON N. LEA, MAI

ASSOCIATION MEMBERSHIPS
Member of the Appraisal Institute (MAI) No. 10374

STATE CERTIFICATIONS
State of California Certified General Real Estate Appraiser (AG008505)
State of Colorado Certified General Appraiser (CG40039600)
State of Missouri Certified General Real Estate Appraiser (RA 002853)
State of Washington Certified General Real Estate Appraiser (1101883)

EDUCATION
California State University Sacramento, Bachelor of Science in Business Administration, 1985

All educational requirements successfully completed for the Appraisal Institute MAI designation and 100-hour/five year continuing education cycles.

 EXPERIENCE
8/2006/ to Present	Establishment of Lea & Company, Partner of Firm. Commercial Valuation and Consulting Services within the Affordable Housing Industry.
8/2000 to 8/2006	Novogradac & Company LLP, Partner, established the Kansas City and Los Angeles Valuation Group offices.
7/94 to 8/2000	Relocated to Kansas City, Senior Appraiser, Nunnink & Associates, Inc., which transformed into Integra Realty Resources.
Performed narrative appraisals and review of appraisals.
8/88 - 7/94	Commercial Fee Appraiser, Lea & Associates, Sacramento, California
Principal of firm. Performed narrative appraisals on fee basis.
8/86 - 5/88	Commercial Appraiser, Urban Pacific Services, Newport Beach, California
Performed narrative appraisals.
1/86 - 8/86	Commercial Appraiser, Bank of America, Orange County, California
Staff commercial appraiser.
4/85 - 9/85	Financial Analyst, Financial Investment Advisors Associates (FIA), Inc., Sacramento, California. Financial analysis of multi-million dollar institutional grade real estate.

REPRESENTATIVE SAMPLE OF ASSIGNMENTS
•	On a national basis, conduct market studies and appraisals for proposed Low-Income Housing Tax Credit properties.
•
On a national basis, conduct market studies and appraisals for preservation of affordable housing properties involving USDA and HUD programs, oftentimes with renovation using Low-Income Housing Tax Credits and/or Historic Tax Credits.  Programs include USDA 515 and 538, and HUD 221D4, 236, and MAP.

•	Team member in the valuation of a U.S. Air Force Base closure located in Northern California.
•	Rockhurst College, a Jesuit University located in Kansas City, Missouri.
•	Rockhurst High School, a Jesuit High School located in Kansas City, Missouri.
•	Student housing portfolios located in West Lafayette, Indiana, home of Purdue University.
•
Fair Rental Market Analysis for General Services Agency consisting of a Federal Courthouse located in Kansas City, Kansas, Bannister Federal Complex, and Federal properties located in Leavenworth and Topeka, Kansas and Independence, Missouri.

•	Industrial portfolio valuation of properties located throughout the United States.
•	Residential subdivisions located in California and Midwest.
•	Regional Malls located in California.
•	Convenience Store properties located throughout the Midwest.
•	Proposed Mixed Use Entertainment Center with Megaplex theaters and restaurant.
•	Megaplex and Multiplex movie theaters.
•	Proposed truck terminal facilities located in Kansas and Missouri.
•	Bulk liquids transfer terminal located in Kansas.
•	Assisted living and nursing home properties located in Kansas, Missouri, Alabama, and Mississippi.
•	Institutional grade investment properties located throughout the United States.
•	Portfolio valuation for Small Business Administration of properties located in California.
•	Rent Comparability Studies of apartment properties for HUD programs nationally.

STATEMENT OF PROFESSIONAL QUALIFICATIONS
ROBIN S. WECK, MAI

ASSOCIATION ON MEMBERSHIPS
Member of the Appraisal Institute (MAI) No. 10040

STATE CERTIFICATIONS
State of California Certified General Real Estate Appraiser (AG007101)
Licensed California Real Estate Broker #00976923

EDUCATION
California State University Fresno, Bachelor of Science in Business Administration, 1982

All edudational requirements successfully completed for the Appraisal Institute MAI designation and 100-hour/five year continuing education cycles.

EXPERIENCE
9/06 to Present	Establishment of Lea & Company, Partner of Firm. Commercial Valuation and Consulting Services within the Affordable Housing Industry.

6/02 to Present	Establishment of Ribacchi-Weck, Inc., Partner of Firm. Commercial Appraisal Firm serving clients throughout Northern and Central California.

1/99 — 4/01	Investment Banker, The GMS Group, specializing in underwriting tax-exempt bond financing for senior housing and healthcare properties.

6/86 — 8/98	Fee appraiser/Partner with Corcoran & Seevers, Sacramento, CA

REPRESENTATIVE SAMPLE OF ASSIGNMENTS

•
Perform market studies for both new and existing Low-Income Housing Tax Credit and market rate developments. Scope of work includes property screenings, market and demographic analysis, rent surveys, confirmation of land and improved sales and supply/demand analysis.

•	Provided market study and appraisal of Sun City Tehama, a proposed 3,700-unit Age-Restricted Retirement Community to be located along Interstate 5 in Tehama County, California.

●	Provided market study and appraisal of Cedar Gateway, a proposed five-story mixed-use residential and commercial development located at 5th Street and Cedar Avenue, San Diego, California.

•	Facilitated the arrangement of a $35,000,000 Tax-Exempt Bond Issue to finance the construction of a 156-unit independent/assisted living facility in the City of Millbrae, California.

STATEMENT OF PROFESSIONAL QUALIFICATIONS
RICHARD A. RIBACCHI, MAI

ASSOCIATION MEMBERSHIPS
Member of the Appraisal Institute (MAI #8550)
Past President - Sacramento Sierra Chapter Appraisal Institute
Region 1 Associate Guidance Representative - Appraisal Institute
Membership Development and Retention Committee - Appraisal Institute

STATE CERTIFICATION
State of California Certified General Real Estate Appraiser No. AG003669

EDUCATION

B.S. Degree in Business Administration/Finance from the University of Southern California

COURT RECOGNITION

Qualified as an expert witness in Superior Court of California, County of El Dorado, and U.S. Bankruptcy Court, Eastern District of California and Northern District of California.

EXPERIENCE
9/2006/ to Present	Establishment of Lea & Company, Partner of Firm. Commercial Valuation and Consulting Services within the Affordable Housing Industry.
6/02 to Present	Establishment of Ribacchi-Weck, Inc., Partner of Firm. Commercial Appraisal Firm serving clients throughout Northern and Central California.
1/91 to 6/02	Establishment of Ribacchi & Associates, Principal of Firm. Commercial Appraisal Firm serving clients throughout Northern and Central California.
8/88 – 12/90	Commercial Fee Appraiser, Clark-Wolcott Company, Inc., Sacramento, California. Commercial Appraiser. Performed narrative appraisals on fee basis.
5/84 - 7/88	Commercial Appraiser, Urban Pacific Services, Newport Beach, California. Performed narrative appraisals on fee basis.

AREAS OF EXPERTISE
Feasibility and
Market Analysis	Financial profitability studies, supply & demand studies, and market penetration analysis.
Vacant Land	Residential, commercial, and industrial sites; multi-use holdings with acreage suitable for residential, commercial, industrial and other uses.
Residential	Residential subdivisions, condominiums, planned unit developments, mobile home parks, apartments and LIHTC developments, SFR's, and HUD Rent Comparability Studies.
Industrial	Industrial parks, business parks, warehouses, manufacturing plants, mini-warehouse projects, etc.
Special Purpose	Congregate care facilities, solid waste transfer station.
Litigation Support	Right of way taking, condemnation, partial interest, permanent agricultural easements, bankruptcy, tax appeal, estate planning.

STATEMENT OF PROFESSIONAL QUALIFICATIONS
JAY A. WORTMANN

EDUCATION

University of Nebraska, Bachelor of Science in Business Administration with an emphasis in Finance and Management, 2004

Consortium Institute of Management and Business Analysis (CIMBA) Undergraduate Program, Spring Semester 2004, Paderno del Grappa, Italy

General Commercial Appraisal Courses Completed:

•	Basic Appraisal Procedures	10/2008
•	Basic Appraisal Principles	12/2008
•	National USPAP 15-Hour Course	2/2008

EXPERIENCE

01/2007 to Present	Lea & Company, Real Estate Analyst/Midwest Office Manager

11/2006 to 5/2008	Assumption-Guadalupe Catholic School - South Omaha CORE Development Director

06/2004 to 10/2006	Novogradac & Company LLP, Real Estate Analyst

11/2000 to 01/2004	Commercial Federal Bank, Customer Service Representative

REAL ESTATE ASSIGNMENTS

A representative sample of various types of projects involved with includes:

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On a national basis, assisted with market studies and appraisals for proposed Low-Income Housing Tax Credit properties.  Includes property screenings, market and demographic analysis, comparable rent surveys, and supply and demand analysis.

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On a national basis, assisted with market studies and appraisals for preservation of affordable housing properties involving USDA and HUD programs, oftentimes with renovation using Low-Income Housing Tax Credits and/or Historic Tax Credits.  Programs include USDA 515 and 538, and HUD 221D4, 236, and MAP.

•	Prepare market studies for proposed new construction, conversion, and existing Low-Income Housing Tax Credit developments for special needs and age-restricted populations.

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Assist with appraisals of proposed new construction, rehab and existing Low-Income Housing Tax Credit properties, Section 8 Mark-to-Market properties, and HUD Map Section 221D4 properties.  Assistance includes rent comparability studies, determination of market rents and market analysis.

•	Conduct rent comparable studies for properties encumbered by Section 8 contracts. Research included analysis of comparable properties and market analysis

Work assignments completed in various states include:

Arizona	Missouri
Arkansas	Montana
California	Nebraska
Colorado	New Mexico
Hawaii	North Dakota
Iowa	Oklahoma
Kansas	Texas
Michigan	Utah
Minnesota	Washington
Mississippi	Wisconsin
Wyoming

STATEMENT OF PROFESSIONAL QUALIFICATIONS
DAVID C. HOUGHTON

EDUCATION

University of Phoenix, a Bachelors of Science in Business Management, 2010

Educational requirements toward a Certified General License successfully completed

•	Appraisal Principles, October 2005

•	Uniform Standards of Professional Appraisal Practice, October 2005

•	Income Capitalization Part I, November 2008

•	Trainee Real Estate Appraisers License obtained, January 2006 License number - AT039402

EXPERIENCE

Ribacchi-Weck, 10/2005-Present
Lea & Company, 3/2007-Present
Real Estate Analyst, Associate Appraiser

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Conduct and Assist with the appraisal of new construction and existing retail, office projects, industrial buildings, proposed sub divisions, multifamily developments, and speculative land within the Sacramento and Central Valley region of California. Typical Clients include developers and lenders.

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Conduct market studies for proposed Low-income Housing Tax Credit, market rate, HOME fund financed, and subsidized properties. Typical clients include developers, syndicators, and lenders. Analysis includes property screenings, market analysis, comparable rent surveys, demand analysis, based on the number of income qualified renters within a particular market, housing and rental supply analysis, as well as income and operating expense analysis. Property types which are under the multifamily designation include senior independent living, proposed multifamily, large family, and acquisition with rehabilitation.

REPRESEMTATIVE EXAMPLE OF ENGAGMENTS

Market Study Experience-Proposed New Construction and Rehabilitation Developments:
Analyst has conducted market studies and appraisals within the following States:
California, Nevada, New Mexico and Washington.